EXHIBIT 99.1

Broadridge

December 11, 2014
9:00 AM ET

David Ng:	Please take a moment to silence your cell phones at this point. As many of you already know, I am David Ng, Head of Investor Relations.

As you can see from the agenda on slide 2, we have a full program scheduled this morning. We have a short break between 10:30 and 10:45, and the Q&A portion of the meeting will be from 12:00 to 12:30. So please hold your questions until that time.

Following Q&A, we'll be hosting an informal lunch with the management team and I hope all of you can join us for that.

Before we get started, I want to remind the audience that we -- that our presentation today includes some forward-looking statements about Broadridge, and these statements are subject to risks, so please refer to our 2014 Form 10-K for discussion on some of the risk factors related to any forward-looking statements.

As you know, on slide 4 we will also be discussing some non-GAAP financial results and projections. We believe that this non-GAAP information provides investors with a more complete understanding of Broadridge's operating results, and the description of our historical non-GAAP results and reconciliation to the comparable GAAP measures can be found on the Investor Relations site at Broadridge.

So one final point to note. So starting today, you will hear that we have renamed Securities Processing Solutions -- SPS -- segment to Global Technology and Operations -- GTO. So going forward, our quarterly and annual filings will reflect this change.

So without any further delay, I would like to introduce our first speaker, Broadridge's President and CEO, Rich Daly.

Rich Daly:	Let me repeat that. So for those of you who know, I'm somewhat of a car buff. I had nothing to do with the GTO connotation for that segment, but it really does reflect what we do and who we are.

So first of all, thank you, David, for that and good morning, everyone. Let me again welcome you all to Broadridge's Investor Day.

For our program today, I want to briefly cover some key highlights with you and then turn it over to our senior leadership team to review our core business themes.

I want to be sure you hear a clear message on our business position, key strategies, competitive advantages and growth opportunities. We also want to share with you our forward 3-year financial objectives. We organized this Investor Day in part to provide time for you to see and hear the strength of our management team and to interact with us. We have allocated ample time for interaction today and particularly over lunch.

These are exciting times at Broadridge, and we are grateful for the opportunity to be on this focused journey with you. The net goal of today is to share with you the many ways we believe we can continue to drive sustainable, top-quartile total shareholder returns over any multi-year period. Looking around the room, I see many familiar faces and some new ones. To the new ones, welcome. For those of you who I met, you know our story. I've had the privilege of being part of this team since 1989 when I sold my then start-up proxy communications business to the brokerage group of ADP.

As you know, in 2007, that brokerage group became an independent public company that is now known as Broadridge. Broadridge is a different company today as compared to what we were when we became an independent public company. Today Broadridge is a stronger company with a more resilient business model across both segments that operate in and are aligned with a dynamic and evolving marketplace. Our control of Broadridge's destiny is greater than ever before, with a dramatically increased addressable market, product set and pipeline.

We have a unique franchise and a ubiquitous presence in financial services. We do two things -- investor communications and technology and operations. The communications business specializes in regulatory and customer communications for brokers and corporate issuers, as well as data-driven solutions for mutual funds and retirement providers. Our Global Technology and Operations business -- now GTO -- provides sell-and buy-side middle- and back-office technology on a software-as-a-service basis, as well as a suite of managed services providing a range of offerings from component solutions to a full back-office utility.

We have one of the most trusted brand names in the industry, as evidenced by our exceptional client revenue retention rate of 98%.

We are a clear, ubiquitous industry leader with over 50 years of experience supporting the financial services industry. We connect almost every broker/dealer, issuer, investor and mutual fund complex and enable our clients to achieve greater efficiencies while supporting their own growth initiatives.

We provide mission-critical solutions across the financial services industry. We process over 2 billion investor communications annually, including over 80% of all outstanding shares voted in the US and 75% of shares voted everywhere else. Bob Schifellite, the President of our bank, broker/dealer and issuer business of the Investor Communication Solutions segment, will talk about supporting our core proxy business and what we are doing to extend our reach to build out new businesses in areas including advisor solutions, tax-managed services and using the unique data we process for our clients' benefit. Gerry Scavelli, the President of the Mutual Funds and Retirement Solutions business, will discuss how Broadridge is uniquely positioned to connect mutual funds to brokers and investors through our technology and client network.

Our brokerage platform processes over $5 trillion in North American fixed income and equity trades per day across 70 countries. Charlie Marchesani, the President of the Global Technology and Operations business, will talk about Broadridge's role in trading and trade execution in an environment where efforts to neutralize costs are becoming one of our clients' most important initiatives.

Let's talk about how we have generated top-quartile total shareholder returns since we became an independent public company.

Last Investor Day, I said I was not really pleased with 6% annual TSR, which reflected our performance from March of 2007 through June of 2011. Keep that thought top of mind. Since June of 2011, over the last 3 years, Broadridge has achieved top-quartile TSR or 23%, outperforming the S&P 500. I am very pleased with our TSR performance over the last 3 years.    Since 2007, we have now achieved top-quartile total shareholder returns of 13%. Broadridge has proven to be a solid investment since inception as a public company.

Next, one of my favorite topics. I want to cover how we have demonstrated strong capital stewardship since we became a public company. Effective capital stewardship is another hallmark of Broadridge. We have a low-capital intensity business model that generates strong free cash flows. We know that the cash we generate is our stockholders' cash. This is a core business belief of mine. So I am pleased to show you how we have used your cash.

Since becoming an independent public company, we have generated about $2.2 billion in cash. We have returned approximately $1.4 billion to our stockholders, consisting of $900 million in the form of share repurchases and $500 million through dividends.

Other important uses of cash include about $600 million towards our successful tuck-in acquisition strategy, and we also paid down debt of $250 million.

Let's focus on capital stewardship priorities over the next 3 years. I just spoke about how we have used your cash to execute on our long-term strategy. Now I'll take a few moments to talk about how we anticipate using cash over the next 3 years in order of priority.

We have demonstrated a strong commitment to the dividend. This past August, the Board increased the annual dividend to $1.08 per share and increased the targeted payout ratio to a healthy 45% of net earnings. In contrast, when we first became a public company, the annual dividend was $0.24 per share, representing a payout ratio of about 20%.

That increase in the dividend represents an annual CAGR of 24% a year. Going forward, you can expect a continued strong commitment to returning cash to our stockholders in the form of an attractive and meaningful dividend with a payout ratio of at least 45% of net earnings.

Continuously reinvesting in the business to drive growth through selective tuck-in acquisitions remains an important part of our capital stewardship program. We have also demonstrated a successful track record of driving double-digit revenue growth from internally-developed products. We are committed to increasing investment in tuck-in acquisitions and internal product development to continue to build out our platform and competitive advantages.

Since we became a public company, we have acquired 10 businesses, and I am pleased with the results. One of the reasons why we are a different company today than we were 8 years ago is due to the success we had with tuck-in acquisitions. We will continue to focus on executing tuck-in acquisitions to strengthen our existing product and solutions portfolio.

As you may have heard me say many times on earnings calls and in our investor meetings, Broadridge has a very disciplined tuck-in acquisition set of standards. We target a 20% IRR threshold, EPS accretion in about 1 year, accelerated organic growth and a healthy margin contribution. You can continue to view our tuck-in acquisition strategy as targeting both relatively low-risk acquisition candidates and businesses that are complementary to existing Broadridge businesses. As we look at the range of potential tuck-ins, we see an opportunity to deploy about $400 million to $600 million on tuck-in acquisitions over the next 3 years. More to follow about our acquisition strategy from Vijay Mayadas, Senior Vice President of Strategy and M&A, later in today's presentations.

Now buying businesses is not a new concept to Broadridge. We are always surveying the industry for tuck-in acquisition candidates. There will be times where the opportunity or strategic fit is just not there. Regardless, our cash flow generation is materially in excess of our capital investment and general acquisition target needs, and therefore, we continue to plan on returning capital through dividends and share repurchases. Consistent with our historical practice, we'll report back that we have repurchased shares only after the fact.

Now, everything that I just said is consistent with our previous capital stewardship practices. What I am now about to say is a change in how we have typically approached our capital stewardship priorities. By using the balance sheet more effectively, we can increase both our tuck-in acquisition efforts and share repurchases. With this goal in mind, we anticipate using our debt capacity and targeting an adjusted debt-to-EBITDAR ratio of approximately 2 to 1 during the next few years, which will add to our debt levels. Depending on the amount and timing of tuck-in acquisition spend, we will likely use a portion of the proceeds from any new debt to repurchase shares. We anticipate doing all of the above while maintaining an investment-grade credit rating. This credit rating remains important to our clients given the mission-critical services Broadridge provides to them. We have demonstrated an ability to provide strong stockholder returns through responsible, sustainable and balanced capital stewardship, and we are more committed to doing so going forward.

Let's now cover our business model. Our business model has 3 key features. One, we have an exceptional client revenue retention rate of 98%. There are not many CEOs who can stand in front of a room with their -- at their Investor Day and say that as confidently as I can.

Two, recurring revenues constitute approximately 90% of revenues. Serving the financial services industry, we provide services to over 10,000 corporate issuers, over 1,100 broker/dealers, and approximately 800 mutual fund families. We are the proven leader in cost mutualization, and that evolution has been taking place with Broadridge for over 50 years and in communications cost mutualization with our solutions for over 25 years.

Three, we have an expanding portfolio of growth products. Today, approximately 25% of all recurring fee revenues are generated by growth products, which Tim Gokey will discuss in more detail in just a few minutes.

Since we became an independent public company, we have established more control of our revenue destiny by accelerating our position as the industry leader in cost mutualization. This important element of our growth strategy has enabled Broadridge to fuel its growth through new product development and new sales. As a result, you can expect an increasing contribution from growth products to the overall portfolio.

Our business model is highly resilient and built on a balanced and diversified portfolio which enables Broadridge to remain committed to investing in the business and successfully executing on our capital stewardship and guidance commitments. We will continue to plan prudently to deliver against all of these goals.

At Broadridge, we deliver on our commitments. I will be more than disappointed if we ever fall short of our annual guidance. I will be satisfied if we meet our annual guidance. And I will be pleased only if we exceed our annual guidance.

I really do love how we are positioned to meet our commitments going forward.

Jim Young, our CFO, will provide an overview into our 3-year financial performance objectives later this morning.

Let's move ahead to discuss how the financials services industry is changing in a dynamic way which provides unprecedented opportunities for Broadridge.

We have identified 3 key macro trends that we believe are both disruptive and transformative to the industry. The first is mutualization, the second -- digitization, and the third -- data and analytics. Given where we sit in the middle of the financial services ecosystem, we are seeing a number of significant changes which I'm sure you're all experiencing firsthand. An unprecedented level of regulatory pressures on the business models of our clients has caused a profound reevaluation of the role of technology and operations. Across the industry, there's a desire to focus on differentiating functions and to develop new models able to run non-differentiating technology and operations more efficiently, sharing both cost and risk. We are in many dialogues with tier-1 banks and industry leaders regarding how Broadridge can enable them to compete more effectively in an increasingly complex and new regulatory environment. There is an even bigger issue for tier-2 and tier-3 banks and broker/dealers, given their lack of scale.

The fabric of our value proposition is operational excellence, and by delivering on the regulatory, data security, cyber-security and the service needs of our clients. Given the strength of our franchise, Broadridge is in a unique position to help the industry. We are a change agent for the industry for our clients through proactively delivering solutions that address their consistently and constantly growing list of challenges. In doing this, we can ensure that our clients can run their operations at optimal levels of scale and efficiency.

Today you will hear more about how these 3 industry trends provide a unique opportunity for each of our businesses. Tim and our presidents together will cover some of the strategies we are pursuing, innovative products we are developing, new capabilities we are building and how we are driving thought leadership in the industry.

Let's move to the overall Broadridge strategic vision. We are a leading global provider of investor communications, technology-driven solutions and data and analytics to the financial services industry. We have strong positions in large and attractive markets with an estimated $24-billion addressable market and a robust sales pipeline. We have a large, balanced and resilient portfolio. We are uniquely positioned to capitalize on new opportunities created by the 3 disruptive market trends I just spoke to. We will grow our portfolio through a combination of internal development and strategic tuck-in acquisitions while continuing to expand our brand awareness and position Broadridge as an industry leader. Chris Perry, President of Global Sales and Marketing, will discuss the sales organization and investments in marketing later this morning.

This balanced approach, coupled with effective capital stewardship, is expected to continue to generate top-quartile total shareholder return over any multi-year period. We believe this since we have multiple ways to achieve 7% to 10% recurring fee revenue growth, 5% to 7% total revenue growth, 9% to 11% earnings growth and a 3% to 4% return of cash, including dividends and share repurchases.

It's a good time to be Broadridge.

With that, I'll turn it over to Tim Gokey, our Chief Operating Officer.

Tim Gokey:	Rich, thank you very much, and let me add my welcome to everyone here today. Thank you for braving the wind and the remnants of snow to make it here this morning.

Before I start, let me take just a couple of moments to introduce myself. I have worked in financial services for more than 25 years. Prior to Broadridge, I began my career at McKinsey and Company where I was for 15 years before moving to lead the tax business at H&R Block. At Block, I was responsible for $3.7 billion in system revenue and a little over $900 million in pre-tax profit, up 50% my last 4 years there.

I've been at Broadridge now for 5 years, and 12 months ago we completed a rolling transition of business units from John Hogan to myself. For 12 months prior to that, I worked closely with Charlie Marchesani on the turnaround of what was then the SPS business. For much of the past 12 months, I've done double duty leading sales and marketing, and while we've had good success there, I have to say that I'm very pleased to welcome Chris Perry, and I know he's going to add a lot of value in that role.

Rich talked about Broadridge's franchise, market opportunity and track record of execution, and I'd like to just build on that a little bit by talking about how Broadridge is executing on growth. This is an important topic because, while our investment thesis is both offensive and defensive, we think it's that evolution to a business model that supports consistent top and bottom-line growth that sets us apart.

In outlining our approach to executing on growth, I'm going to talk about Broadridge's market opportunity, particularly in light of the key trends that Rich discussed. I'm going to talk about how investing in growth businesses aligned with these trends has evolved our business mix to support stronger revenue growth and margins. I'm also going to talk about how our business unit strategies are aligned with those same trends. And finally, I'll just take a minute on why our track record of execution gives us confidence going forward.

So let's start with the market. Broadridge has a $24-billion addressable market, which gives us a huge runway for growth. Now this opportunity is broadly consistent with what we outlined 3 and a half years ago in our last Investor Day, a little bit less on the corporate issuer side, a little bit more on Global Technology and Operations side because of the new products in that area. Growth in this market and in our ability to capture it is driven by the 3 key industry trends that Rich mentioned -- mutualization, digitization, data and analytics. Because of their importance, I'm going to take a moment on each.

Let me start with mutualization. Mutualization is the drive to standardize and share duplicative and non-differentiating costs in a safe and compliant manner. This is different than standard outsourcing because it involves a common operating model, outcomes-based pricing based on agreed service levels, and joint governance. Broadridge's unique managed services business model has been at the forefront of this approach of doing business for nearly 30 years.

What's new today is that so many institutions are rethinking their own business models to focus on what's differentiating for them. In some recent research that we did with The Economist Intelligence Unit, 77% of senior financial services executives said that their firms were either undergoing or about to embark on business model transformation.
Now there are a number of drivers for this mutualization, but arguably the largest is regulation. So let me just take a moment on that. Last year, we looked at how regulation has been affecting our clients before and after the financial crisis. Pre-crisis, the average return on equity for capital markets players was about 15%. Regulations already implemented -- chiefly Basel 2.5 and Basel 3 -- would have, without remediating actions, driven ROE down by about 7 points, or almost half. So far, banks have undertaken remediating actions that have gotten about 3 points of this back to just about re-reach their cost of capital of around 11%. They've done this by reducing cost, shrinking risk-weighted assets and better focusing on their core businesses.
So far so good, but what about the future? To see where things are headed, we reviewed the impact of some 30 regulations on the horizon. Most of these are already on the books but not yet implemented. What we found is that these upcoming changes will drive up to an additional 50% out of broker-dealer economics, bringing their ROEs, without further redmediating actions, to the mid-single digits.
So where do they go from here? We believe they will focus on 3 levers, the biggest one being further cost reduction. We've heard cost reduction targets which would increase ROE by 4 points. Just to give you an idea of how significant that is, for a typical broker/dealer to increase ROE by 4 points means taking an additional 33% out of operating expenses. For a typical tier-1 bank with a $10-billion expense base, that would mean an additional $3.3 billion out of costs.
In anticipation of this, we're seeing more and more willingness of our clients to want to mutualize, whether that's post-trade processing, reference data or client onboarding. I had dinner last week with the head of operations of a top-5 global investment bank, and just talking to him and his passionate interest in industry utilities and in mutualizing the key parts of their platform was a real example t. And he went on and emphasized what a significant opportunity that is for Broadridge. So this is important for Broadridge. It's an important opportunity for the industry. We believe we're positioned well, and we're investing to win.

Let me turn now to the second industry trend, digitization. Despite decades of investment, adoption rates among investors remain low. If you compare retail banking to wealth management, the opportunity for brokerage customers to move to digital is clear.
Now Broadridge has been a leader in digitizing regulatory communications. As a result, nearly 45% of beneficial retail accounts in the US receive their proxy materials through e-delivery. And regardless of delivery method, 68% of shares were voted online last year. The opportunity is to take this success to the customer communications side -- statements and the like -- where financial services players still spend $20 billion distributing paper. As Bob Schifellite will describe, we're pushing to get to the next level through multiple paths. Enhanced Brokers’ Internet Platform, or EBIP, is an SEC initiative to have -- encourage brokers to enhance their digital experience. Broadridge's EBIP platform will cover 55% of all beneficial accounts by January 2016, more than doubling those covered just 2 years ago. We've always seen significant increases in e-delivery when we've deployed this platform.

We're also pursuing transformational approaches through investments in our Fluent technology platform and our Inlet joint venture with Pitney Bowes. As Bob will describe, these ventures are seeing strong early traction.

The third key trend is data and analytics. Data and analytics is one of our fastest-growing opportunity areas, from zero 5 years ago nearly $50 million in revenue for Broadridge last year. Our play in this area is strongly driven by our clients. Because of our unique position, Broadridge handles large amounts of data on behalf of our clients. Now we've never done anything with that, but increasingly our clients are asking us if we can add value by helping them leverage their data assets to better serve their clients. Based on just the use cases of which we're aware today, this is a significant opportunity for Broadridge, and both Bob Schifellite and Gerry Scavelli will talk about it.

So what we've seen is there's a significant market opportunity, and that opportunity is driven by 3 powerful industry trends.

I'd like to turn now to how we've invested in new growth businesses and products aligned with those trends. This is important because these investments have evolved our business mix to support better revenue growth and margins.

As you look at our new sales last year, 3 interesting points emerge. First, we see that nearly half our sales came from products and businesses we didn't have when we came public. Second, we've been successful with both organic and acquired products. And third, we've continued to innovate and launch new products organically within our acquired portfolio of companies. Overall, this is a record of execution on growth of which we are very proud, and these successes are having an important cumulative impact on Broadridge's business mix.

If there's one chart I'd like you to take away from my remarks this morning, this is the one. In 4 years, we have more than doubled the proportion of our revenue from growth businesses, which we define broadly as businesses growing more than 15% a year. In another 3 years, we expect more than 35% of our revenue to be from growth businesses, and that's before any additional acquisitions.

These changes, which are aligned with the trends that I just discussed, are having a significant impact on Broadridge's growth profile. The change in mix between high-growth and low-growth businesses increased our underlying recurring fee growth rate by more than 200 basis points between FY10 and FY14. By FY17, it should further increase significantly.

Moreover, these new businesses are, in many cases, less significant to market variations and higher margins, adding to the resiliency of our overall business model.

So if these changes are strengthening our growth profile, what's happening to our margin profile? A little later, Jim Young will show you an outlook that has our EBIT margins improving about 60 basis points per year between now and FY17. We think that this level of improvement is sustainable for the foreseeable future because it's driven primarily by revenue mix and by leverage on fixed costs. Now the analysis here shows the sources of margin improvement the past 3 and the next 3 years. The revenue mix component shown here is solely driven by the mix between recurring fee and all other revenues. The operating leverage component includes the scaling of new businesses, so there's probably some business mix inside that as well. You can see the forward productivity goals are relatively modest compared to what we've achieved over the past couple of years, and I think that gives us confidence that if we get the mix and the leverage, that even with low productivity goals, we can sustain this increase.

So all told, we believe that 45 to 75 basis points per year at the EBIT line is very sustainable based on where it's coming from, which is primarily mix and scale.

Thus, we see that the investments that we're making in growth businesses aligned with key trends are driving both our growth and our margin profile.

I'd like to turn now to our business unit strategies, which are also aligned to the same trends. Bob, Gerry and Charlie will outline these in more detail, but I'll just take a few minutes to give an overview.

Bank, Broker/Dealer, Issuer serves the regulatory and customer communication needs of our bank, broker/dealer, issuer and advisor clients. It's our largest business and it's our most balanced business. The strategy for this business is 3-pronged. First, to support and extend our core business. Second is to drive a set of new rapidly-growing businesses that meet new needs. This portfolio of new businesses has grown -- within BBDI -- has grown from less than $35 million in fee revenue 4 years ago to nearly $100 million last year, a growth rate of more than 25% a year. The third part of the strategy is to drive transformative options in digital and data. Examples here include our Fluent/Inlet investments in next-generation digitization and our Wealth Insight and Shareholder Data Services initiatives. Each of these has the potential to make a material impact on Broadridge, but none of them is included in the growth outlook we're going to share later on today.

Let me turn next to our Mutual Fund and Retirement business. Mutual Funds and Retirement Solutions is a new business we created in 2008 to better meet the needs of these important clients. This business is focused on data-driven solutions at the intersection of fund and retirement providers and their broker distribution partners. Under Gerry Scavelli's leadership, this business has been our strongest growth engine, with compound revenue growth of 23% the past 3 years, to over $300 million last year. We're pursuing 3 key strategies in this business that align with the trends. First, growing data and analytics. We acquired both Access Data and Bonaire in this space, and both businesses have seen accelerated organic growth under our ownership. Second, driving mutual fund trade processing. Based on the acquisition of Matrix 3 years ago, this business has more than doubled its assets under administration in that time. And finally, selectively expanding marketing communications, where we're focused on unique niches for data-driven solutions that give us an advantage. Gerry Scavelli will address each of these strategies in more depth.

Global Technology and Operations is a great story -- a turnaround that's turning into a growth story. This is the SPS business which we've renamed GTO in the market to better communicate the breadth and depth of what we do. Now in the years after the crisis, this business was challenged due to client consolidation and our prolonged exit from clearing, including the Penson challenges. And while we continued to win business and gain share, the margins in this business were reduced by half between 2007 and 2012. And yet we knew there was a significant opportunity. To capture that opportunity, we're pursuing a 3-part strategy. First, beginning in FY13, we undertook a strong series of actions to improve both profitability and to enable us to invest for the future. As a result, we were able to significantly increase our investment last year while also improving profitability markedly. Second, this business is incredibly well-positioned to address key industry needs for mutualization. We've identified opportunities we think could be -- we've identified 5 opportunities. We think that each could be worth $100 million. Now we won't get them all, but we believe we have a good line of sight to grow this business to over $1 billion. Finally, we're refining the organization to support this growth.

We're also investing in differentiating capabilities that cut across all of our business units. Let me start with technology, which is a key differentiator for us. We have enhanced our technology organization and leadership. We're increasing investment in new products and platforms and resiliency and cyber security. And we're deploying new technologies that bring more value to our clients. Second is brand, including our broader sales and marketing capability. We have significantly increased our investment in sales and marketing over the past 2 years, and we're beginning to see the benefit of that. We're unifying our face to the market, especially with our larger accounts, and we're substantively improving our thought leadership. Chris Perry will talk more about this later. Third, as you heard from Rich and you'll hear from Vijay later, we believe tuck-in acquisitions can be a powerful way to improve our client service while driving stronger growth. We've achieved strong results in this area, and we'll continue to invest in this key growth lever. Fourth, India is a key strategic asset for Broadridge. For us, India is an innovation hub with some of our most talented associates. Our nearly 2,000 Indian associates, our fastest-growing group including an avid team of data scientists, consistently vote us one of the best places to work. Finally, our commitment to corporate responsibility, diversity and the service profit chain helps us create a highly-engaged workforce that serves clients in a distinctive manner. We have a strong Women’s Leadership Forum. We scored 2 years in a row 100% on Human Rights Campaign Equality Index. We've been recognized as an employer of choice in New York, in Canada and in India.

Net/net, we have exciting business unit opportunities, and we're investing in broader differentiating capabilities, all aligned with the 3 themes.

Now before I finish, let me take just a moment on some performance metrics that give us confidence in our ability to execute on growth. Jim will cover these in more detail later on, but there are two that are most relevant. We have grown recurring revenue at nearly 8% over the past 3 years. Based on the mix I described earlier and other factors, we can grow that faster going forward. We've grown EBIT margin over 100 basis points per year during that same time. Now some of these items may not repeat, but as I showed, we can sustainably be -- do at least half that. Sales growth at under 4% has been disappointing. However, we've invested significantly in sales in the past 18 months and I believe those investments are beginning to pay off, as Chris will discuss.

Let me conclude with a few key takeaways. I've been at Broadridge for 5 years now and I can tell you that this is a completely different company that it was. Our market progress, our team, the platform are all very exciting, and I for one can't wait for the next 5 years. And I can't wait for the next 5 years because we have a large market opportunity that's aligned with the powerful industry trends, we're investing in new growth businesses, also aligned with those trends, and that's driving our growth profile and our margin profile. We have business unit strategies that are lined up with that that are very executable and sustainable, and we have -- our proven results support our continued growth.

So we are truly evolving this business to the next level. I hope you will feel the excitement of the folks presenting here today. I hope we're able to communicate that to you. And as Rich said, it's a great time to be at Broadridge. So with that, I'm going to introduce Bob Schifellite. Bob leads our Bank, Broker/Dealer, Issuer business. He has a long track record of growing businesses, so I think you'll find his remarks very interesting.

Bob Schifellite:
Well, good morning, and thank you, Tim. I'm Bob Schifellite, and I'm President of the Investor Communication Solutions business, serving banks, broker-dealers, and issuers. In this segment, ICS provides solutions for mutual fund, retirement, and asset management firms, and my colleague Gerry Scavelli will discuss that division of the business later this morning.

Now, my career began in a Big 8 public accounting firm named Touche Ross. Neither the firm nor the term exists today. Know what that means, but maybe some of you are too young to even remember that. But we all have memorable moments in our career. One of my memorable moments in my career is my first Touche Ross client, and I meet the CFO at this client -- his name happens to be Rich Daly. Yes, and it's this Rich Daly. And after having spent about five minutes, ten minutes, just meeting Rich and having a conversation with Rich, I thought to myself, "Well, this is going to be pretty interesting." And that proved to be right.

We have since worked together for the last 22 years in this business, and my concluding remarks a few years ago at an investor day was that I was excited about the future. I was looking forward I said 25 years, Tim said 5, but I have very young kids. So, looking forward to the next 25, and was excited because I absolutely believed that Broadridge was on the right track. And that proved to be right, as well.

Today, I'll give you a sense of the pivotal role our business plays in the global financial markets and how that translates into a great business today, and enables an even stronger business in the future.

We have created an ecosystem that connects investors, issuers, mutual funds, banks and broker dealers, and mutual funds, and simplifies through our technology a process that is very complex. This ecosystem enables the proxy process to work effectively in the ever-evolving corporate governance environment. It is unmatched in terms of technology, intellectual capital, scale, regulatory expertise, and service. We consistently deliver the highest levels of accuracy and efficiency while balancing the needs of clients, regulators, and other market participants. The breadth of this ecosystem is enormous. It serves 140 million investors, including individual investors, public and private funds, hedge funds, and financial advisors. And we connect them to 1,100 banks, global custodians and brokers, and to 10,000 North American issuers and 36,000 globally, and several hundred mutual fund families.

These connections also enable us to provide over 2 billion communications annually, and we spent well over $1 billion in order to create it. The quality and scale of our ecosystem translates into a great business. It's a strong core group of established businesses, along with a high growth portfolio of new businesses. The core business is anchored by our equity and mutual fund proxy and its own communications businesses. In addition, our core businesses include a suite of post-sale products that deliver prospectus information. It also includes customer communications that compose, distribute and archive bank broker and mutual fund customer statements in paper and digital form.

We also receive and tabulate the voting instructions for the majority of shares or all publicly-held companies in North America, and for the over 100 markets we service internationally. In essence, you cannot have an annual meeting without Broadridge. That's critical.

We're also proud to maintain a 99% client revenue retention rate, which speaks to our operational excellence and client service. I am most proud, most proud, of that retention rate. Tremendous. And the extraordinarily talented associates who make that a reality. These core businesses along with our strong relationships and reputation are also the platform for adjacent growth opportunities, serving many of the same constituents. We refer to these opportunities as our new growth products and services, and these new growth products and services were approximately 30% of ICS's recurring fee revenue in Fiscal Year 2014, 30%. And acquisitions across the segment generated $156 million of recurring fees in Fiscal Year 2014.     All together, the ICS segment has an addressable market of $8 billion.

Now, I’m going to speak specifically about my business, which is the bank, broker dealer and issuer business, or BBDI, as we say. As you heard from Tim, Broadridge's strategy focuses on three themes. Mutualization, digitization, and data and analytics. Let me highlight how the BBBI business is aligned with each of these things.

Our core business is in fact a leading example of a mutualized business that is successfully transitioning to digital, and taking advantage of a number of exciting data opportunities. Our mutualization strategy responds to the trend in financial services to outsource non-core yet mission-critical functions, and that's driven by our clients' continuing need to reduce costs and to adapt to the ever-changing regulatory environment.

We are well-positioned to respond because of our unique position in the market, the trust of regulators, and the financial services community, and our high service standards. In addition to strengthening our offerings, our existing offerings, we're gaining market share in new and growing mutualization opportunities such as tax managed services, transfer agency services to issuers, and securities class action services to institutional investors, banks, and to brokers. Using our ecosystem, there is no company better positioned than Broadridge to provide for our customers' non-core, yet mission-critical, functions.

In digital, we're helping our customers migrate from traditional communications methods to digital channels. This will enable lower costs, and higher touch interactions between financial institutions and investors across all of our businesses. Tim said it before, it's 43% of retail investors received the 2014 proxy materials electronically, and in a few minutes I'll discuss how we'll take digital to the next level.

In data and analytics, our network gives us access to unique information about investors. Through the performance of our services, we have access to data on over 140 million investors worldwide. We understand their assets, their communication preferences, and their voting trends. And later, I'll give you a few examples of how we're leveraging this data with full consent of our clients to create new insights for them and to drive new business opportunities for Broadridge.

Leveraging our proven capabilities to take advantage of these market trends as noted on this slide, and you've heard it all before, and it's real and it's becoming more real, positions us to capture significant opportunities in our three strategic focus areas. We estimate the addressable market for our core and our new businesses to be approximately $5 billion, that's in the BDBI space alone, giving us significant growth potential.

Now, let me give you details about how we plan to extend the market for our core offerings while also creating new growth opportunities. One bedrock of our strategy is that we will not take our eye off the ball on our core business. We will continue to make the investments necessary to maintain our lead in our core. For example, we led the industry to a successful conclusion of the New York Stock Exchange Proxy Fee Advisory Committee review that was initiated by the SEC and the NYSE.

To quote Paul Washington, who was committee chair and corporate secretary of Time Warner, and this is a really powerful quote -- and I happen to love it -- so I'll read it to you exactly. "The proposed fee structure is intended to continue to support a world-class process." That's the part I really love. He said it, we didn't say it. "A world-class process that facilitates communications with and voting by stockholders, and one that will be flexible enough to encourage further efficiencies and voter participation by retail stockholders." That was his quote. He led this committee, he did lots of work to understand what it is that we do.

This new regulation rule resulted in a new fee for brokers, when they capture new E-delivery consents through what was called the -- or is called the -- Enhanced Brokers’ Internet Platform. That was the

SEC name for it. Our solution is called the Investor Mailbox. We are also continuing to invest in platforms that allow investors to easily participate in the proxy process to include ProxyEdge, which is an electronic platform used by over 5,000 institutions across the world, over 80,000 advisor workstations, web and mobile voting platforms, electronic response for corporate actions, virtual shareholder meetings, and shareholder forums.

In addition, we recently received the patent for our technology that enables the state-of-the-art process for capturing the most recent prospectus, printing it in line, and distributing it all in one day. And, we're building new businesses such as tax managed solutions, advisor solutions, and I will talk more about that in my presentation. At the same time, we continue to work to continue to further transform paper communications to digital and to leverage data to provide insights for our clients.

Both our core and our new businesses are growing. They're both growing. But our new business product portfolio was growing at a faster rate, and becoming a larger percentage of our fee revenue mix. Our growth products have generated approximately $100 million with strong margins in Fiscal Year 2014. And again, we have a $5 billion total addressable market, and a significant portion of that is in these growth products.

The slide highlights how sales of growth products are an increasing proportion of sales, enabling us to successfully shift our revenue mix and become a more diversified business. In Fiscal Year 2011 as you can see, sales of new growth products represented approximately 30% of recurring sales revenue, and in 2014 it's about 40%.

I'll now provide you with a closer look at four of our new product initiatives: advisor solutions, tax managed services, digital and data. We have aligned our advisor business to create synergies with our broker-dealer clients. Our mission is to enable advisors and institutions to more efficiently advise, educate, and communicate with their clients and prospects. We entered the business in 2008 with our acquisition of a company named Investigo. We continued our growth trajectory in that space with the acquisition of Forefield in 2010, and a company named Emerald this year, earlier this year. And together, our acquisitions have been highly successful in this space and result in more than 80,000 advisors on our platforms today.

And in this space, industry trends are definitely in our favor. According to Accenture, baby boomers will transfer $30 trillion to millennials. Timing is everything in life, I missed that one too. And research shows that millennials want a different experience than their parents. They want a digital experience, and advisors that better respond to this need absolutely have a tremendous opportunity to grow their business. And our products and services do exactly that.

Here is a recent example. We rolled out a scalable website solution, entire advisor toolset solution, to a network of over 10,000 advisors at a large financial services firm. The result, over 70% of those advisors so far have chosen to use the Broadridge Advisor Toolset which again, custom websites, the ability to upload custom content from multiple sources, ad placements using digital media, and archival of web and content changes to facilitate compliance review. The client analysis found that those advisors using our toolset were able to experience as much as $1.75 million higher net acquired assets versus those who did not.

Regulatory change has opened the tax-managed services for us, and that is a worldwide opportunity. We entered the tax space several years ago when we built a tax data service to help support our broker clients in their year-end processing of tax information for investors. Since then we've continued to expand our tax database and believe it is now one of the largest tax databases in the US.

In the past few years, we've also leveraged that database and built a sophisticated business processing-outsourcing solution, I probably should say mutualization, that is designed to keep our broker clients in compliance for all of their tax year-end processing. In a short time, we've become the leading provider of outsource tax solutions in the broker market, and we've seen a rapid growth of market share. And, we have a lot of runway.

One way our tax business is helping clients is by giving them the tools to remain in compliance in the face of the ever-changing regulatory issues and change. For example, the most recent phase of cost basis legislation required brokers to report cost basis information on fixed-income securities. Really interesting, but this is very difficult stuff. Our tax database contains thousands of these securities, and we've incorporated new rules based reporting solutions to handle these regulatory changes for this tax year.

Now, I will describe a potentially transformative initiative that is part of our digital strategy. Today, the financial services industry spends over $20 billion, in the US alone, to print and mail customer information. Each percentage of consumer adoption to a digital distribution means significant cost reduction for our clients. Inlet is a joint venture with Pitney-Bowes that we launched earlier this year, to drive adoption of digital over paper communications and capture savings. We believe Pitney is the right partner, and surveys strongly indicate that consumers want most of their documents in one place. It's not good enough to have one document, you need a lot of their important documents.

We, Broadridge, will deliver the financial services market, and Pitney is well-positioned to deliver many of the other key mailers. Inlet allows consumers access to receive brokerage statements, banking statements, utility bills, and other important documents in one secure place through the online channels of their choice, such as Evernote, put it in Evernote, DropBox, or various other social media sites.

We do this by allowing the banks, brokers, or any other mail to connect once to our platform and distribute digital documents to channels of their customers' choosing. Imagine one secure place within Evernote or DropBox, with all of your tax-related documents. I don't know about your household, but in my household, that's a big deal. That folder can contain for example, your 1099 information, your mortgage-related tax information, across the several financial services firms that you probably use.

Inlet is built on Broadridge's proprietary Fluent technology, and is a win-win for our clients and for Broadridge, will help our clients in the space provide a better consumer experience while significantly lowering their costs. And we will retain a percentage of those savings which will drive higher earnings and margins for Broadridge.

Now, I want to highlight two exciting opportunities we've been working on in the data field, and its shareholder data services, I'll start with that. We call it SDS. SDS is an analytics engine that helps companies obtain a view of their shareholder base. It allows for customized targeted communications and provides response reporting for evaluating results. We entered the market in the last quarter of Fiscal Year 2014, and already have won several large and mid-cap companies and won their business, and here's why.

Companies are increasingly concerned about contentious proxy proposals, such as say on executive pay. If you were to ask a CEO, IR, Corporate Secretary, of a Fortune 1000 company and asked them for the mix of their shareholder base, they will typically say 90% of their shares are institutionally held, and 10% are held by retail. The fact is, the split is closer to 70% institutional, and 30% retail, and only Broadridge has access to that specific data to understand that important difference. And it's important because institutional investors vote at a rate of 90%, and retail investors vote at a rate of 30%. So if you do the math really quick, there's about 21% of shares that are held in retail that are not getting voted. And these unvoted shares can make all the difference in a contentious vote, so this has become very critically important.

We have a -- I think we've raised the awareness of retail voting, and again, the companies that report on this don't have the access and the view that we do, and that's why they report 90% and 10%. Our ProxyPulse newsletter, which is an effort between Broadridge and PWC, I think we're awakening the awareness of the importance of retail investors.

And NIRI, which is the National Investor Relations Institute, began an educational initiative highlighting the need for a retail investor strategy so that's like, really brand new. And here's a real-life example. We had a Fortune 500 company that went from a 92% support rate for their say- on- pay proposal to under 70% in one year. That's traumatic for the CEO and for the Board. We were hired to provide insights and communications strategies to improve participation from their retail investor base. We sent the communications to a segment which we were able to define, so we sent that communication to a segment of the retail shareholders, prior to sending the proxy, and recipients of this pre-proxy communication voted 50% more frequently than those that did not receive this communication. Powerful stuff.

And last month, we launched our latest data initiative, and one we are particularly excited about, Wealth Insight Solutions or WINS for short. And WINS is a partnership between Broadridge and Experian, and it brings together two companies with high value data that are complementary to each other. And what makes the Broadridge data set unique is that we observe and model more than $10 trillion in assets held by retail investors. This partnership is going to enable us to generate wealth scores that will bring tremendous value to our clients, allowing them to more effectively target clients and prospects and identify new market opportunities.

Beyond wealth scores, we'll be generating other unique products including market trends and other insights derived from the data. You'll be hearing a lot more about this in the future.

The results are proving the strategy is working. This slide shows some key performance indicators in the ICS segment as a whole. For example, growth products contributed approximately 50% of recurring fee growth from Fiscal Year 2011 through Fiscal Year 2014, and 65% of recurring sales in Fiscal Year 2014 came from the growth products. Acquisitions in the ICS segment generated $156 million, or 16% of ICS recurring fee revenue in Fiscal Year 2014.

In our core business, combined equity mutual fund position growth, right, we call that same-store sales, stock record growth, has always -- has always -- been positive, and our margins continue to increase driven by top-line growth and cost efficiencies. So, here's our story.

Going forward, we're going to continue to support and extend our core businesses, but we will not be satisfied with just that. We will also focus on accelerating growth through our portfolio of new businesses and both our core and our growth businesses will absolutely benefit from the transformation to digital and the use of data and analytics. And we'll aggressively leverage these solutions to deliver profitable growth.

I started by saying today how excited I was a few years ago that Broadridge was on the right track. Today, I am more confident than ever about the opportunities that we have in front of us, and our ability to capitalize on those opportunities to drive top and bottom-line results. And maybe I'll say it again, what the heck. Looking forward to the next 25 years, right?

Thank you for being here this morning, and I look forward to answering any questions you may have at the end of the session. It's now my pleasure to introduce Gerry Scavelli, President of Investor Communication Solutions for Mutual Funds and Retirement Business, and Gerry and his team have also leveraged that common ecosystem to create a leadership position focused on mutual funds and retirement firms. So, with that, Gerry.

Gerry Scavelli:
Candidly, I hate following Bob. It's such a great story. How do I top that? I'm certainly going to try to do my best, here. I've heard that story multiple times. I never get tired of hearing it. It is a great business model with fantastic results, Bob. Congratulations on a great business.

Allow me to introduce myself, I'm Gerry Scavelli, I'm the President of the Mutual Fund and Retirement business, as Bob described as part of the ICS world. I've been with Broadridge over 17 years, and before that I spent about 18 years in public accounting and consulting, primarily working with registered investment companies. I'm delighted that you're here today. I'm delighted to be here to share what I think is a pretty neat and exciting growth story for the mutual fund group.

As many of you who have followed Broadridge for a while know, that the Mutual Fund group is part of the ICS segment. It was started in 2008, primarily to focus on the mutual fund market, to really focus on an underserved area, we thought. We certainly believe.

Now, it's also important for me to mention, as Bob did, that having -- as a business owner, having the ability to leverage the Broadridge infrastructure, the billion dollars that we've invested in connecting to the financial services community and having the relationships that have been made in those spaces, are very, very important as a business owner in leveraging and growing that new business.

Before I dive in, I do want to do one thing. There's a lot of people in the mutual fund world that have helped us get to where we are, and it is their tireless work and their devotion that has got us the success that we've had to date. And I certainly want to acknowledge them. Whether it was completing an acquisition, developing new products, or winning some big sales deals, it is their commitment that has gotten us to where we are today. I sincerely want to take time and thank them for that.

So, let me start with a quick summary of what we do and what makes us unique in this space. We provide a suite of data-driven technology solutions for mutual fund, retirement and asset management firms, and through our solutions we help our clients grow their business, operate efficiently and minimize risk. And you'll hear that theme throughout -- grow the business, assets under management, operate efficiently and minimize risk or mitigate risk. You'll keep hearing that.

Our primary solution offering is focused in three areas -- data and analytics, mutual fund and ETF trade processing, and regulatory and participant communications. Our data analytics platform is comprised of aggregation, analytics and insights, and a revenue and expense management business. And along the way, I'll give examples of these things to make sure I'm driving the point home and that you're clear on what this business is all about.

Together, we provide asset managers and broker-dealers with insights into the distribution of mutual funds and ETFs, and help them improve fee and expense management. Let me give you an example of data insight. Consider that you are the Chief Marketing Officer of a large global ETF, and you desire to develop a plan to better market that product. Since ETFs are only sold through intermediaries, you don't really know who the underlying shareholder is, and where in the world that individual is, or where they reside. Simply put, you don't have transparency to the underlying shareholder.

Now, using our unique data across all major intermediaries, we can develop asset intelligence in multiple forms, and consider asset intelligence in the form of a heat map. A heat map that can show you the asset concentration by territory throughout the globe. Now you, the CMO, have information to help you target those areas and know how you're doing compared to the competition in those territories.

Also, we can help that individual understand which brokers distribute those products by territory, right down to the ZIP code level.

While this is up here, let me give you an example of revenue and expense management. What do I mean by that? Again, consider you're the CFO of a major brokerage firm with a worldwide distribution of mutual funds. You're likely distributing over 15,000 different CUSIPs, you'll likely have 1,000 different selling agreements. Your challenge is the timely and proper calculation and billing of the fees to your mutual fund partners.

With our revenue management software, we take on the responsibility of pulling in all the appropriate trading transactions, asset positions, globally, and we apply that data to the unique agreement with every mutual fund you distribute through these brokers. That's an example of how we're handling revenue and expense management. We calculate the fee and we produce the invoice which is then digitally transmitted to the mutual fund.

Let me go to our second business, trade processing. Our trade processing business facilitates the distribution of mutual funds and ETFs within the defined contribution and trust markets. It's an open architecture platform that enables streamlined trading with access to more than 25,000 mutual funds. Let me give you a trade processing example again to drive this point home, and to drive what this is.

Many of you have some type of defined contribution plan, say a 401(k) or a 403(b). Have you ever wondered how the mutual fund company that you invest in, in that vehicle, knows that you've made that selection and you've either increased or decreased your position in that fund? Well, that's what we do. We consolidate the trading from over 50,000 plans and pass that information through the NSCC, the National Securities Clearing Corp, and ultimately back to the underlying mutual fund. And you can see on this slide here, there's 50,000 plans going and being consolidated to 500 different -- 550 different fund families, 25,000 different CUSIPs.

And we'll move on to our third business, our communications business. Our communications business helps defined contribution players communicate with plan participants. Another example, if you're a participant in a DC plan, defined contribution plan, there's a host of communications that you're required to get by regulation. You also may be receiving some marketing communications, perhaps to encourage you to increase your participation in that particular plan. Well, we have a complete suite of these communications from cradle to grave.

From the moment you are thinking about making a 401(k) contribution through to the time of rollover, we're providing the communications along the way on behalf of the plan administrator. Examples of things we would issue would be enrollment kits, statements, fee disclosure documents, prospectuses, tax documents, confirmations, etc., the complete set that a participant would need to get as part of that plan.

Let me talk a little bit about our market opportunity, here. We estimate a $3 billion total addressable market for our solutions, and we believe we're well-positioned to capture this opportunity, particularly considering some key trends. First, the complexity of the fund-broker investor ecosystem will continue to create demand for data and analytics that help firms grow revenue, manage expense, and mitigate risk. When you consider that about 80% of all households that hold mutual funds outside of a retirement account use an advisor to help them make that purchase, the need for transparency is very, very clear. And as funds and brokers try to create greater transparency into fees and expenses associated with fund distribution, they are seeking tools to drive automation and to drive accuracy.

Key factors driving processing include the shift from defined benefit plans to defined contribution plans such as 401(k)s and 403(b)s, and with US retirement savings gap estimated to be in the trillions of dollars, there is clearly a need for low-fee, open architecture plans like the ones we provide to the growing small plan market.

Finally, we're expecting very tight -- much more tightening of regulations that require additional disclosure for retirement plans.

I'd like to review each of our businesses a bit more and the respective growth strategies. I'll start with data and analytics. Our strategy for aggregation analytics and insights is to leverage our unique database of funds, the fund data, to provide fund companies and intermediaries with insights to grow revenue, manage risk, and to mitigate risk and to manage expense as well. When you consider how a mutual fund goes from manufacturer to investor, the statistics are staggering in terms of the number of players, the products and the channels involved. The complexity of this ecosystem makes it challenging for funds to know exactly where and how their products are sold.

As you can see up on the screen here, you've got 750-plus funds, $16 trillion in assets, 16,000 different products, 38,000 sales professionals, 500,000 advisors at 20,000 firms, and 90 million investors. That is a sophisticated and complex ecosystem.

We solve this problem by collecting and enhancing position data for nearly the entire US mutual fund market, and the ETF market as well, and developing tools for funds and broker dealers to understand which advisors are selling what products, and where they're selling them.

As you see in this depiction of our data ecosystem on the bottom right here, our master data repository collects data about asset positions, transactions and other content from intermediaries such as brokers and record keepers. We then cleanse and enhance that data through our proprietary processes and research. We then deliver insight and analytics through software tools to various C-suite constituents at fund companies to grow revenue, manage expense, and mitigate risk.

Now, to grow this business we'll continue to improve the quality of already-reliable data and enhance our core offering with greater insights. Clean data is critical to our competitive advantage here, and we must ensure as we maintain our quality, we maintain the quality as we grow this part of our business.

To put in perspective our data growth, our data under management has more than quadrupled since 2011, and we invest approximately 80,000 -- or more than 80,000 -- hours every year annually stewarding that data. We're also focused on expanding the addressable market. To penetrate funds with less than $2.5 billion in assets, we're delivering our solution via SaaS, Software-as-a-Service. This is a much more cost-effective way for this group to access that data. We estimate there are about 500 funds in that segment.

Secondly, we're expanding our relationship with the types of intermediaries from whom we collect data. A very good example is the budding relationship we have with retirement plan record keepers, aggregating data specific to product in the 401(k) and the DC, Defined Contribution plan market, so we can provide analytics and insights back to them who have assets in those retirement plans.

Let’s talk a little bit about our revenue expense management strategy, here. Revenue expense management enables funds and brokers to more effectively manage the revenue and expense associated with collecting and managing assets. When you consider the number of fee agreements asset managers have with their clients, and the various fees due to brokers for distributing products, you realize the process is very complex and it is also prone to error. With our acquisition of Bonaire in 2013, we now have the ability to collect transaction data and automate the calculation of expenses associated with collecting and managing those assets.

We're focused on two major market opportunities to grow this particular business. First, we'll continue penetrating the buy side by keeping sales focused on this core market. To penetrate managers with less than $10 billion in assets again we introduced a Software-as-a-Service model. And, we're expanding our capabilities in Europe to more effectively penetrate asset managers in that part of the world.

We're also leveraging our platform to provide post-trade expense management services, for investment banks and broker dealers. We're referring to this as our capital markets segment or our capital markets initiative. Our calculation engine helps firms automate the validation of their trade execution fees, thereby eliminating expensive manual errors, enabling timely payment of expenses and increasing transparency.

Once again, I want to emphasize the Broadridge infrastructure that has been built here, the connectivity back to the brokerage industry, the relationships we have with these brokers, to leveraging those to help us grow this part of our practice.

Our processing business and the growth strategy behind that is next. We're focused on growing our trade processing business by attracting more assets under administration from DC retirement plans, banks, and trust companies. Our trade processing engine plays a critical role in the distribution of fund products held in trust accounts and retirement plans, and we do so in two ways.

As you can see from the slide up there, we sit in between the fund companies and our bank trust and TPA or third-party administrator clients. We have agreements with fund companies that authorize us to distribute the fees they are required to pay brokers for selling their funds. Because we have distribution agreements in place with over 550 fund companies, representing over 25,000 CUSIPs, we enable our clients to offer nearly every fund in the market.

We also automate the processing of mutual fund and ETF trades. Believe it or not, this process was done manually by our clients as recently as 10 years ago. Our platform affords clients all the benefits of automation including greater efficiency, accuracy, and more time for them to focus on driving new revenue.

Now, to grow this business, we're enhancing the features of our trading platform to attract new clients. Also, broadening our relationships with existing TPA clients, third-party administrator clients, so that as they attract additional revenue and retirement assets on their plans and their record-keeping platforms, they are processing those trades through us.

We're also focused on attracting additional retirement assets by catering to the retirement plan advisors that actually sell the plans. This is a very significant opportunity for us. We offer tools that help advisors sell plans more effectively and ensure that their firms meet regulatory requirements such as fund selection guidelines. These tools are best utilized, the tools that we provide are best utilized when advisors select one of our 100 third-party administrator clients as their record keeper for the plan. As they select those record keepers, the trade processing comes to Broadridge.

Lastly on communications, let me talk a little bit about the growth strategy there and that part of our business. Our primary focus here is to help retirement plan providers reach plan sponsors and participants with regulatory and marketing communications. Our clients range from bundle plan providers that offer sponsors a full suite of services, down to the smaller record keepers and the third party administrators that served the medium and small plan market. When you consider the life cycle of a typical retirement plan, the participant goes through about five stages, here. You can see them across the screen. Through this life cycle we play a very important role in ensuring that participants receive the communications that plan sponsors must deliver for regulatory purposes, or wish to deliver for marketing purposes.

Our growth strategy here is to grow this business and its focus to two key areas. First, we're expanding clients across the spectrum. To more effectively penetrate providers of larger plans, we're broadening our offering to ensure we completely address the entire participant life cycle from new hire through to retirement. For providers of the small and mid-size plans, we're marketing a turnkey solution, partly through a strategic partnership with a very large provider of record-keeping technology. We're also expanding the products that our plan provider clients can offer our sponsors, such as plan health scorecards, and enhanced performance reporting.

It's important to note that in a communications business, we once again leveraged the Broadridge infrastructure. A good example of this is our recent success in taking on Fidelity's outsourcing of its financial communications. This was an ICS segment-wide win, benefiting both the BBDI piece of the business as well as the mutual fund business.

So, that's our growth strategy for the business, and I'm very confident we can execute on this plan given our successful track record. I think the following stats that you see up there from the past three years, support our ability to execute. We've closed over $100 million in new recurring revenue sales, and those sales have helped us contribute to a total revenue CAGR of approximately 23%. We've increased our assets under administration in the processing business on our trading platform at a 21% rate, and we have healthy penetration to the retirement and trust plan markets.

As I mentioned earlier, we have quadrupled the amount of data we manage reflecting the robustness of our data and the ability to deliver unique insights.

So, let me conclude by talking about where we're going to be focused for the next three years. First, continue to capitalize on the growing complexity of the fund-broker-investor ecosystem by increasing transparency and efficiencies for the buy side and for the sell side. Second, broadening our offering to the defined contribution market by improving our trading platform and our communications capabilities. Lastly, to provide best of breed solutions to our already strong and loyal customer base, and win new clients by ensuring we actively engage with them to understand their evolving needs.

I thank you for your attention, it's been my pleasure to present our business to you. I'll certainly be around to answer questions later on. Let's see now, it's about 10:30 so we're going to have a 15-minute break. We'll ask you to be back here by 10:45, and when you come back, we'll be having Charlie Marchesani, the President of our Global Technology and Operations Group, presenting his business with some really neat things that are coming up in the future. Thank you all for your attention, do appreciate it.

[break in program]

Charlie Marchesani:
Good morning. I am Charlie Marchesani, and I'm the President of our Global Technology and Operations business, GTO. If you can just indulge me for one minute, I will go back to Rich's car story. And I will validate Rich's point, although the GTO was Rich's favorite car, favorite muscle car growing up, it had nothing to do with the naming of our segment.

But I would like to make a connection between the GTO, powerful muscle car, long-lasting legacy, with our business, a global processing business with a great legacy and very powerful.

By way of background, I have over 25 years of experience in providing technology and operations solutions to financial services firms. Hopefully I won't disappoint you though. I am breaking the trend of having CPAs on the stage. I do not have an accounting degree.

I joined the Company in 1992, and I have served in a variety of operational, technology and business leadership roles during that time. I took over leadership of the GTO segment in July of 2013. And prior to that, I was responsible for running our US technology businesses since 2007.

In the next 20 minutes, I am going to provide an overview of who we are, what we do, who we serve in the marketplace, how we create value for our global clients, why we are excited about the growth opportunities in front of us, and our execution plans.

Global Technology and Operations is a global leader in providing mission-critical technology and business operations solutions for global investment banks, wealth managers, broker-dealers, and investment managers. We provide a meaningful financial contribution to Broadridge.

Last fiscal year, we had revenues of $681 million, and EBIT of $119 million. The results reflect our strong market leadership in North America, as well as our emerging growth in other geographies. During last year our geographic revenue breakdown was about 85% in North America, and 15% from the rest of the world.

Before I get into the highlights of what we do, let me focus on key points which describe our global scale and market leadership. First of all, we are a global market solution, clearing and settling trades in over 70 countries.

So to give you some context of okay, well, what does that mean in terms of the marketplace? We process over $5 trillion in equity and fixed-income trades on a daily basis, 5 trillion. Underneath that, we support US equities processing with 6 of the top 10 largest global investment banks.

North of the border, in Canada, four of the top six banks use our solutions, and we process transactions for 60% of the volume on the Toronto Stock Exchange. We serve 16 of the 22 US primary dealers, processing approximately 60% of US fixed-income volumes.

In North America in the retail wealth space, we support a number of significant firms, including 5 of the top 10 US online brokers.

Switching to the buy-side, we offer solutions to 16 hedge fund administrators, and 250 hedge funds, including 14 of the largest 100 hedge fund complexes. And we have maintained a 98% client revenue retention rate over the last four years. To sum up, with this market leadership, we play a critical role in supporting the global financial markets.

So what is it that we do? We support complex front, middle and back office functions, automating the trading and asset servicing life cycle, as well as the financial and regulatory reporting needs of our clients.

Our solutions include both a technology component, and a managed-service capability, a unique offering that allows our clients to leverage us to gain both technology and operational scale.

We have a leading market position with our processing capabilities, serving global clients. Some of the key relationships are noted on the page. And we are expanding on our solution set by leveraging the strength of those client relationships, and our market-leading capabilities that I discussed earlier.

Not to talk about Rich too much, but you may have heard him comment that our business could have done without the financial crisis. I do definitely agree with that sentiment. The financial crisis was definitely a challenge for our business. I am proud of the work that we have done to emerge from this crisis even more strongly aligned with the needs of our clients, and with a great opportunity to grow and expand our business.

Shortly after I took over the global leadership role of the segment in July of 2013, Tim, my management team, and I sat down, and we looked strategically at the capabilities needed to improve our profitability and to expand our market-leading position. We used the lens of our global clients and the needs of the marketplace to assess our capabilities.

The key outcomes from that included-- and first and more importantly, we repositioned the business as one global market-facing segment, aligned with our clients who are global. We did that by introducing segment-level solution selling capabilities to align with the needs of our clients.

We centralized our technology, strategy, and business development capabilities to focus on that global client view, and to optimize our investments. We implemented operational improvements and efficiencies, including right-sizing relevant businesses, most significantly a transformation of our BPO business, following the change in the Penson relationship.

We also established centers of excellence for quality assurance, service delivery and pricing, to gain efficiency and scale. We increased the investment in our products by rationalizing our product portfolio to invest in higher growth opportunities, and by aligning our strategic investments to support our long-term global product roadmap.

Finally, we expanded our leadership team with new talent to support our global business approach, and to focus on growth opportunities. These activities generated outstanding year-over-year results in the last fiscal year, a 6% increase in revenue. And more significantly, as a demonstration of the operating scale of our business, a 41% increase in EBIT. And these activities have positioned us to win in the future.

We are attacking a large serviceable marketplace that we have sized at $16 billion. Tim earlier talked about the trend and opportunity for mutualization. Let me elaborate a little bit.

Regulatory and market structure mandates are creating ongoing challenges for the business models of the global banks. Globalization is breaking down the boundaries between geographies and asset classes.

In the wealth space, traditional business models are facing changes driven by the adoption of new delivery channels- mobile, cloud, social networking. By the way, Bob Schifellite and I are up to 15 Facebook friends each. So we are definitely on a roll. I don't know if that says anything about how many friends Bob and I have, or our ineptitude at technology.

Today investors can manage their portfolios without talking to an advisor. On the buy-side, managers are looking to improve performance and reduce costs. Regulation and fee pressure are creating consolidation in the market, as smaller funds are challenged to remain independent. These trends create strong opportunities for our business.

Global banks can leverage us to reduce costs and provide global solutions. In the retail wealth space, we're working closely with Bob and his team to differentiate how advisors can service their clients, complementing our traditional value proposition of providing scale and efficiencies.

On the buy-side, our end-to-end hedge fund offering, combined with our investments in reference data and risk, create a great opportunity for us to replicate our sell-side success in the buy-side.

Underneath each of these opportunities will be a managed-services component that increases our ability to offer unique, scalable and customizable technology and operational solutions for our clients. Given the market dynamics and our investments, I am confident in our future.

Now I'd like to transition and talk about our growth opportunities. A key part of our strategy will be to support and extend our North American post trade processing leadership position. This is our core business, supporting the complex needs of global financial institutions, and it drives a large portion of our overall revenue and EBIT.

In my introduction I touched on our market position on our client base, which includes some of the world's largest global investment banks, as well as leading retail wealth management firms. We won't take our eye off the ball. We will relentlessly support our positions by investing in our products and service model, and focusing on these very important client relationships. With this as a foundation, we see a tremendous opportunity to extend and grow our business.

I want to share with you a recent discussion that demonstrates the opportunity. I had the privilege of being invited to a meeting with the global CIO of a top-ten global investment bank. We service them primarily in the US. The meeting was to talk about their plans to transform their operational and technology platform by consolidating their almost 200, yes 200, vendor relationships across the globe with best-in-class partners.

Their objective is to leverage trusted partners like us, to deliver cost efficiencies, and allow them to focus on the capabilities that differentiate them in the marketplace. The strength and maturity of our long-term client relationships and the breadth of our global capabilities position us to win in discussions like these.

I'm happy to report we're also having similar meetings with a number of other top-tier banks. And I feel very confident that we have earned our place in these discussions. From the strength of these client relationships and leading market position, we plan to extend and grow our business with focus on the five $100 million opportunities that Tim mentioned earlier.

I will highlight two areas in our discussion today, two key areas, global trade processing and the buy-side. Before I talk about them, let me emphasize that we are also excited about the strong opportunities in our North American marketplace. We are investing in our retail and wealth management capabilities to capitalize on the market and business model changes I discussed earlier. I believe we have a great opportunity to win share in this $2 billion plus market in North America, representing a potential $100 million opportunity for us.

We also expect to continue strong growth in our fixed income franchise. That business passed the $100 million mark in FY 2013, and we plan to double that business by globally expanding on our US market-leading position, and naturally extending our processing capabilities to provide broader securities financing and collateral management capabilities.

A clear differentiator in all of these opportunities is our unique ability to offer both people and technology solutions. Our managed services business in North America now supports 24 clients and 150 introducing broker-dealers. Interesting that 12 of these clients we on-boarded for both managed services and technology, validating how that integrated solution differentiates us in the market, and helps us win.

Our managed services capabilities are providing growth in our core market, but just as importantly, they differentiate the opportunity for our core technology offering.

Let me get outside North America. Our opportunity for global growth is very exciting. Just 15% of our revenue today comes from outside North America. This is mainly due to the strength of our North American offering, and by the fact that Eurasian firms have been slower to outsource.

The market dynamics are changing this view. We've seen a strong increase in interest from European and Asian banks to outsource, as well as from US-based banks to outsource their international processing. They’re natural extensions of our market-leading position in North America, including providing horizontal and vertical solutions within geographies and asset classes, or across geographies and asset classes.

A key driver for our growth is the partnership we announced with Accenture in July of 2013, establishing a post trade processing utility for Eurasian banks and broker-dealers. This gives us access to Accenture's sales channel and global BPO capabilities, significantly increasing our opportunity to win globally.

The value proposition of the partnership has already been proven through the signing of SocGen as the anchor client, and we recently signed client two. These wins demonstrate the need for and the value of a common industry processing model.

We're also seeing traction outside of the Accenture relationship, as we further penetrate Asia Pac. In the last year, we signed two major Australian subsidiaries of New York-based global banks. More significantly to me, they were the largest flow client, and the largest overall revenue client of our primary competitor in that marketplace.

We're also working on several opportunities with the Japanese subsidiaries of European and US-based banks. Our global opportunities are significant.

Switch over to the buy-side. We also have an exciting opportunity there. In FY 2012 we acquired Paladyne, a leading provider of order management, portfolio management, risk management, and reference data solutions to hedge funds. Very importantly, they are multi-prime solutions, providing the funds with the ability to custody their assets with multiple prime brokers for the purposes of diversity and safety.

We've repositioned this business as Broadridge Investment Management Solutions, and it is used by a diverse client base, including emerging hedge funds, and as I mentioned earlier, 14 of the top 100 hedge fund complexes.

Even more significantly, we have expanded our business to service hedge fund administrators, now servicing 16 of them. It demonstrates the depth and breadth of our solution, as well as the strength of our sell-side relationships, as many of those administrator clients already use us for their sell-side processing.

We're also investing in our reference data capabilities to service the sell-side, going from the buy-side solution to the sell-side solution. We believe this will significantly expand the market opportunity there, and naturally leverage our sell-side relationships.

The buy-side business we have is global. Half of the sales last year came from outside the US, and the revenues are equally split between the US and the rest of the world.

Finally, we're also bringing our other Broadridge capabilities to the buy-side, integrating our reconciliations, fee billing and managed services solutions. Simple goals, replicate our sell-side success in the buy-side.

As I mentioned in the beginning, we have been investing and working to transform the business for future success. Our results to date demonstrate proof of this transformation journey. We delivered 5% revenue growth from FY11 to FY14. On the EBIT side, we've grown at a 9% CAGR during the same period.

Growth products contributed 55% of recurring revenue growth over that period, including new client wins like SocGen, RBC, Credit Suisse, and Bloomberg Tradebook. 45% of recurring revenue sales last year came from our growth products. Our acquisition portfolio generated $65 million of recurring fee revenue in 2014, a little less than 10% of our overall revenue.

And then finally, as a testament to our scale and operating leverage, we generated 200 basis points of margin expansion, from FY11 to FY14. I like that 200.

Let me conclude with these final thoughts. The market dynamics of competitive pressures, increasing regulatory costs, the change in market structure going on globally and the transfer of mutualization and globalization are good for our business. As clients focus on reducing cost and expanding their capabilities, they are looking to us as the industry leader to help them.

We will continue to invest and support our core North American business to capitalize on these dynamics. And the combination of our market-leading technology and differentiating managed services capabilities position us to win and to grow, and to provide great value.

Leveraging this core foundation, we plan to expand globally, as I talked about, and into the buy-side. We are well-positioned to win in these segments, given our strong client relationships and the breadth of our global capabilities.

Thank you for taking the time to join us today. I look forward to talking to you further during the questions and answers, and over lunch. It is now my pleasure to introduce Chris Perry, our President of Global Sales and Marketing, and the newest member of our executive team.

He is already making a difference for us, and it is another reason why I know it is a good time to be at Broadridge.

Chris Perry:	Thanks very much, Charlie. Good morning, everyone. I am the newest member of this great leadership team here at Broadridge. And my hat is off to them based on their track record and performance.

I've been here a little less than three months. I actually think today is three months. And I lead our global sales and marketing organization. Let me start by walking you through my background and experience.

I have over 25 years of experience in brokerage and financial information services. Prior to this, I was the Global Managing Director for the risk segment of Thomson Reuters' $7 billion financial and risk division, where I ran global risk and compliance, GRC, pricing, valuation and reference data services.

Before that, I was President of Sales and Marketing, where I led 3,500 sales and marketing professionals in over 100 countries around the world. I was also President of Sales and Customer Service for Thomson Reuters' markets division in the Americas. And I led all client-facing activity for trading information services group in North and South America.

I am very proud of the work I did at Thomson Reuters. I'm really thankful for the opportunity I had to learn and help grow that business. It was a very good business. It was exciting. But I believe that right now, here, the best days for me are ahead of me here at Broadridge.

What I see is an opportunity for a great company to continue to grow, to evolve, and to implement the changes necessary to rise to the next level of performance. Today I'll tell you why I joined Broadridge. I'll give you some perspective on what I've learned in this short period of time that I've been here, and I'll tell you a little bit about how I will marry the Broadridge philosophy with my skills and experience to drive even greater results.

Yes, it is an exciting time to be at Broadridge. As I was making the decision to join Broadridge, the thing that struck me most was the unparalleled role Broadridge plays in global financial services. Even from my vantage point at Thomson Reuters, it was clear to me that there are very few companies in the entire world that allow Wall Street to work and rely on Broadridge like that.

Broadridge enables the entire financial process to work. We touch issuers in their relationship with their shareholders, which is critical. We connect broker-dealers with all types of investors, both retail and institutional. We help them to process millions of transactions per day, which allows them to make money, and allows investors to invest. We are the trusted partner for financial services firms.

Over the last seven years, the Company and its leadership team have done tremendous work navigating the financial crisis. Unfortunately Rich, you couldn't stop that. Expanding on industry-leading products and services, like proxy and managed services, and acquiring fabulous new assets that we now market through our global distribution channel. And thank you Gerry, for the many acquisitions you made.

But the most valuable thing is the way Broadridge works with its clients to stay competitive, despite this fast-changing landscape. We make it easier for Wall Street, all of you, to sleep at night. And anyone who's worked on Wall Street, knows that cost pressures, return on equity, capital requirements are a daily nightmare. That's why using managed services or outsourcing or mutualization with Broadridge is gaining huge momentum.

But it's not just en vogue to work with Broadridge managed service, it's really good business to work with Broadridge. In fact, when institutions use Broadridge, they know their operations are in better hands than even their own.

A few weeks ago I was in London at the Milken Institute where Tim Gokey led a roundtable with a group of executives with some of the largest buy and sell-side financial firms in the world, including several Broadridge clients. They were talking about business and operational transformation. Just to give you a sense of the size of the prize or opportunity in outsourcing these days, we heard one bulge bracket banker say he's looking at every aspect of the supply chain for opportunities to outsource or join industry consortiums to cut their costs, aggressively shrink that cost base.

Every one of our clients on that panel boasted openly about the way in which Broadridge has been very successful in helping them with that. And for a new guy that made me smile.

I think a major reason for these accolades ties to our philosophy and approach to sales. Broadridge sales professionals are experts in their fields. Having led thousands of salespeople around the world in my previous role, I can tell you that people at Broadridge really, really know their business.

Now that's fundamental in terms of the value that we bring to our clients, and is one of the big drivers to an amazing 98% retention rate. That's really unparalleled in the industry.

There's also real upside at Broadridge. Tim noted earlier that our annual increase in sales has been about 4%. I believe that that can be substantially higher, based on the quality of our capabilities, the solutions that we have, the ability of our people, and the overall industry opportunity that's emerging from this disruption.

So let's talk a little bit about how we will make that happen. Broadridge has a well-defined sales strategy. There are four components. This is about an enhanced sales focus, some of which is already in progress and has already delivered some really good results for Q1 of this fiscal year.

First we are laser focused on increasing our sales penetration within our largest clients. A big part of that is positioning Broadridge as more of strategic partner than a product vendor. One of the ways we're doing that began last year when Tim created our Global Accounts Leader program, which is led by senior sales executives who focus on growing our most significant client relationships. We have new initiatives place to relationship map, cross sell, upsell many of the premiere players on the street to gather wallet share, both internal spend and external spend.

Second, our target markets are evolving. We see lots of growth coming from innovation and newly-acquired products. To help drive this, we're putting in place a structure that helps our entire front-line sales organization to bring these lesser-known assets to our mainstream relationships and beyond.

Our focus in these two areas is already paying off. For example, in the last year we were able to upsell two major global financial institutions one of our most promising acquired assets. In fact, we took this buy-side capability, and penetrated capital markets on the sell-side. One of our clients has reported a 30% increase in productivity and efficiencies and cost savings, a combination of those things. So it's a great example of how we can use the Broadridge halo effect to cross sell and upsell solutions to our ultra-trusted client relationships.

And you know what? I think we're just scratching the surface on this. A couple of days after I joined Broadridge, I got a call from a top executive at one of the largest mutual fund companies in the world. This is someone that I had worked with in my past who was thrilled to hear that I joined Broadridge. And he cited a couple of reasons.

First was that basically they had just signed an agreement and adopted one of our fastest-growing solutions. And he also felt that my background and experience, particularly in international markets, could help Broadridge to develop new solutions that will have real potential for our Company to grow, and actually help the industry be a better place to operate in.

So how we capture this kind of white space is the third part of our approach, investing in our sales organization and the infrastructure. Now it may sound a little bit like motherhood and apple pie to all of you, but I personally have seen firsthand, how you can get a scaling up of a well-disciplined sales organization. And I know the importance of getting that right. It's about hiring and developing relationship sales teams to expand our footprint in critical markets.

We're also investing in the talent that we get from our acquisitions by deploying training, best practices, ROI calculations and metrics, and strengthening our CRM systems to work across the enterprise. We'll also scale through channel partnerships, like the one Charlie spoke about, with Accenture. Which helps us build sales capabilities that we don't have to pay for. That will expand our footprint without affecting our margin.

I'm also focused on expanding our international presence. There's a tremendous opportunity in Europe, and particularly in Asia Pacific, where the capital markets are a little less mature. For example, in just the past year, we've made meaningful progress, displacing local competitors on the ground in Australia.

We’re going to continue to tap into this growth by not only expanding alongside our global clients, but we're also going to put the right number of boots on the ground to drive the sales expansion.

Last but not least is something that's really important. It’s marketing and our brand. I'm really passionate about this. One of the things you'll notice around the room today is our brand new One Broadridge branding persona. This is about building a more unified brand to support synergy and efficiency in how we go to market.

It's about Broadridge punching as a scalable $2.6 billion solution provider, versus a portfolio of smaller companies or standalone products. It's about getting all the value from the sum of our parts. It's about telling our story through content marketing, thought leadership, and ramping up our digital marketing infrastructure and lead-generation engines.

I truly believe that an effective data-driven marketing organization will be a key factor in accelerating our sales growth. Last year Forbes described Broadridge as the most important financial firm you've never heard of. That's the heritage of a company obsessed with client service, and focused on an arsenal of solutions that keep the wheels at Wall Street turning.

But there is massive opportunity for our brand to more properly reflect our expertise and the critical role we play within financial services. I know firsthand the power of B2B brands within this industry, as many of you will know. And I see strong potential here for Broadridge. Our marketing investments will drive sales, and our investments in brand will allow us to unify and amplify our voice in these key markets.

And let's face it. When you're running a salesforce charged with growth, whether it's on Wall Street or Canary Wharf, Hong Kong, or Singapore; a little bit of brand goes a long way to help that sales number. Now is our time at Broadridge.

In summary, our clients are facing the most dynamic times that they've seen in the current state of disruption. They know they must find new ways to operate amongst the shifting landscape in this business environment that includes lower volumes, higher capital requirements, unprecedented rules and regulations, and many other factors- how about spreads?

Our clients know they can't go it alone. They know that their business is in this transformation, and they need rock solid partners to navigate and succeed in the environment of change. From my vantage point, Broadridge has the proven track record and ability to be that partner.

I am absolutely honored and delighted to lead a unified and energized go-to-market organization, supported by 6,700 global associates around the world focused on growth, helping Broadridge and our clients win in the world.

Thank you very much. It's been a pleasure seeing you. And I will see at lunch. It is now my pleasure to invite Vijay Mayadas, our Senior Vice President of Strategy and Mergers and Acquisitions. Vijay?

Vijay Mayadas:
Thank you, Chris. Good morning, everyone. I'd like to briefly introduce myself. I am Vijay Mayadas. I've been with Broadridge now for over a year and a half, where I focus on strategy and acquisitions.

Prior to Broadridge I had 18 years of experience in a variety of roles in strategy consulting where I spent six years at the Boston Consulting Group here in New York, in private equity and technology entrepreneurship, where I co-founded and sold a software company. I also spent a number of years in software engineering roles in the capital markets space.

I joined Broadridge because I saw significant amount of opportunity created by the disruption in our industry, driven by the trends you heard our team talk about, and the possibilities for a company with a unique leadership position like Broadridge.

I want to talk about what acquisitions mean for Broadridge in the context of three things; our track record, acquisitions as a driver of growth and innovation, and our acquisition criteria.

Our track record is strong. We've invested $565 million since becoming a public company, across 10 key acquisitions- Investigo and Access Data between FY07 and FY09; City Networks, Stock Trans, NewRiver, Matrix, Forefield and Paladyne between FY10 and FY13 when we adopted a more programmatic approach to acquisitions; and Bonaire and Emerald which we acquired in the last fiscal year 2014.

The IRR of our portfolio is tracking to over 20%, and to calculate IRR, we apply a minimum of five years of actual performance and strategic planning projections to our acquisitions, and a 10.5 times terminal value multiple, which is the median multiple of our peers.

In terms of contribution, the portfolio contributed about $220 million of recurring fee revenue, and about $75 million of EBITDA in FY14.

So I'll go a bit deeper into the revenue composition of our portfolio. This slide shows the recurring fee revenue we acquired and the recurring fee revenue we generated since acquisition. What we find is the incremental revenue over revenue during the first year of acquisition. Essentially it’s the organic revenue generated by the acquisition under our ownership.

And as of FY14, organic revenue contributed 25% of total portfolio revenue, approximately $55 million, on top of $165 million of acquired recurring fee revenue, giving the total of about $220 million of recurring fee revenue.

So I've covered our track record. Now onto our second topic, while we focus heavily on driving organic revenue growth, acquisitions have been a successful lever for us to drive growth and innovation. All our acquisitions are aligned with the three strategic themes you heard from the earlier presenters.

Five of the 10 acquisitions we've done since becoming a public company are aligned with mutualization, which is at the core of our business. We've also used acquisitions to develop our businesses in line with our newer themes, including digital. For example, with Emerald Connect and Forefield, we've enabled the creation of digital solutions for advisors; and in data and analytics with Bonaire and Access Data in our mutual funds business, and Investigo as part of our advisor product suite.

Acquisitions have also enabled us to extend beyond our core transaction processing business models to license and software-as-a-service businesses. This slide also shows the revenue CAGR for our acquisitions, from acquisition date to FY14, which as you can see, ranges from 10% to 59% across our deals.

Let me give you an example of how acquisitions with a tight strategic fit leverage our platform and distribution, and enable us to develop new models aligned with our data and analytics theme.

An example of a recent deal we did where these factors are playing out is Bonaire, which many of you are familiar with, and which Gerry talked about earlier today. Acquired right at the beginning of FY14,

Bonaire provides fee calculations, billing; revenue and expense management solutions for asset managers.

During the fall of 2013 we trained the sales team to familiarize themselves with the produce suite, and we started the calendar year with a pipeline of just under $15 million, compared to about $7 million when we closed the deal.

Once the company was established on our platform, we saw a dramatic increase in sales and also announced a SaaS version of the product, leveraging Broadridge's hosting infrastructure. And by June of 2014, we signed our sixth SaaS client, and had a sales pipeline of over $40 million. And overall, we significantly surpassed the original FY14 financial plan with sales coming in at 50% ahead of plan.

And in addition to driving a SaaS offering, we've been able to leverage the Broadridge platform to develop a solution for capital markets firms, which now constitutes a significant amount of our sales pipeline, and create product synergies with Access Data.

This is a classic example of an acquisition which significantly benefits from the Broadridge halo effect, in an industry where vendor track record, trust and credibility are absolutely critical.

I previously spoke about the disruptive trends impacting our industry. And these in turn are driving an unprecedented amount of entrepreneurial activity and investment. The chart on the left shows the amount of venture capital investment moving into Fintech.

Over the past four years, VC investment in Fintech has grown 4 times faster than VC investing overall, and New York is the fastest growing market for Fintech investment, especially capital markets Fintech. And as a result of this, our acquisitions pipeline is stronger than it's ever been. And what's critical for us is to ensure we continue to maintain our disciplined acquisition criteria, especially in the face of increasing competition from private equity buyers.

So now on to our third and final topic, our acquisition criteria, given we've been more acquisitive recently and the increased opportunities moving forward, it's worth spending just a minute to recap how we look at deals. We have five key criteria when looking at deals. Now all of these criteria are important, but strategic linkage is critical, as we're typically competing for these acquisitions against key PE firms that can apply leverage.

We always look at unlevered returns. And therefore we need to believe that there's a strong connection to assets and relationships that we already have in place that will allow the business to outperform under our ownership, as I outlined in the Bonaire example.

And by focusing only on assets for which we're the best owner, we can target 20% plus unlevered returns, while minimizing our downside. And as a result of focusing on all these criteria, particularly strategic linkage, we've been successful over time.

Moving forward, we will continue to maintain our disciplined approach, and apply the same level of rigor that's worked for us in the past. And to achieve this, we'll continue to invest very selectively in acquisition talent, especially given many of our deals are sourced in a proprietary manner.

Recently we've seen a number of strategically interesting assets commanding high multiples. However, we have passed, and we will continue to pass on these types of opportunities. And we prefer instead to focus on opportunities where we can confidently achieve 20% IRR under achievable assumptions.

And as Rich mentioned earlier, our aspiration is to invest about $400 million to $600 million in tuck-in acquisitions over the next three years.

So in summary, there are three key takeaways I'd like to leave you with. First, our track record is strong. Second, there is significant opportunity to drive growth and innovation through acquisitions. And third and most importantly, we intend to continue maintain our disciplined approach, as we explore new opportunities.

Thank you. I look forward to taking questions during the Q&A and lunch. And I'll now hand over to our Chief Financial Officer, Jim Young.

Jim Young:
As Vijay said, I'm Broadridge's Chief Financial Officer. And thanks to Chris Perry I am no longer the newest member of the management team here. I joined almost six months ago from Visa, where I spent eight years managing various global finance organizations. And I also led finance for Visa's North America business. And I can say unequivocally that it has been a great move, primarily because of the management team I joined.

Okay, you've now heard a clear articulation of our business, our opportunities and our strategy. I'll now take you through our financial performance and our objectives for the next few years, including our approach to capital stewardship.

At Broadridge, we are keenly focused on delivering strong and sustainable total shareholder return. We measure our performance by TSR, and TSR informs our planning. So we are proud of our top-quartile TSR. Our multi-year plan, through fiscal year 2017, targets a performance anchored on three pillars. First, sustainable growth. Our balanced and diversified portfolio should deliver 7% to 10% recurring fee growth. That inclusive of contributions from new tuck-in acquisitions. Second, operational excellence. We have successfully expanded our margins over the last three years and have plans to increase them another 100 to 200 basis points over the next three years. Third, capital strategy. We have a clear track record as good capital stewards, returning more than $600 million in the form of dividends and share repurchases over the last three years. And we have committed to a dividend payout of 45% of prior year's net earnings. Our current $1.08 dividend represents about a 2.5% yield based on yesterday's close. We also believe that we have ample room to invest in our business while making possible more return of capital to shareholders.

I will cover each of these in more detail later. First a bit more on our TSR performance. As Rich highlighted, we delivered a top quartile TSR performance over the last three years, 23%. If you look on the right, we've shown you the components of our 23% TSR which show balanced contributions from growing revenue, expanding margins, and returning capital via dividends and share repurchases which is more good evidence of our strong free cash flow.

Before providing you a sense of how we've planned out the next three years, I want to step back and reground you at a high level in our sources of revenue and their growth drivers. I will start with our recurring fee component. First, equity and fixed income trade processing and training support represents 27% of our total revenue and is the largest revenue bucket and crosses our two reporting segments. It's important to remember that less than 30% of this revenue is truly variable or linked to the number of trades we process. The majority is fixed and recurring in nature including fees for technology and BPO services. The larger driver is sales for which there is still a large opportunity here in the US and also outside of the US. Trade volume growth or internal growth as we classify it, is still an important driver, especially given the post-sale fulfillment support we provide.

Next, proxy and interim communications processing. Given our leadership in the industry, our position in the industry, growth is heavily driven by position growth in both stock and mutual funds. Positions have grown at CAGRs of 8% over the last 3 years. And of course, client revenue retention of 98% has been a critical success factor.

Acquired products, while many of the acquired companies came into the portfolio with modest revenue, they grow faster, about three times faster, than the rest of the portfolio. Given the relative emerging nature of these offerings growth is heavily driven by new sales, leveraging our deep relationships in the industry Vijay discussed, and much of this revenue comes in at higher incremental margins given the data-driven and SaaS nature of these products.

Other investor communications, this is comprised of tax managed services, statements, confirmations, and marketing communications and is driven by sales. A good example here is the large Fidelity deal we announced in July. It is also worth noting that our digital initiatives focus in part on converting much of the financial service industry's paper communications in this area, as cited earlier about $20 billion is spent, to electronic distributions.

Event driven, this is about 6% of our total revenue and represents fees earned through our processing of mutual fund proxies and supplements and equity specials and contests. This line of revenue has been flat for the last couple of years. As we have explained previously, historical fluctuations have been driven by mutual fund proxy activity and various triggering events. Going forward we anticipate those trigger events will be primarily be the periodic election of directors which we assume to happen every 7 to 10 years for a given open ended fund.

And finally, distribution revenue. Distribution revenues are largely driven by the volume of mailed pieces and are a low margin revenue stream for us. As more paper converts to electronic delivery this revenue stream will decrease but our profit will remain the same or increase a bit.

Now let's look at our revenue performance. All numbers here are on a compounded annual growth rate basis where fiscal year 2011 is the base year. For the last three years you can see we posted recurring fee growth of 8% and total revenue growth of 6%. We focus heavily on that recurring fee revenue growth number where more than half of the growth came from net new business which is defined as close recurring sales less any lost business, in our case our high retention rates make this largely about closing new business.

Internal growth, as a reminder, is growth largely attributable to position growth and trade volume growth. To provide some context, stock records and mutual fund position have always grown, recently in the mid to high single digits with consistent strength, particularly in mutual funds. Trade volume growth is clearly less predictable and not something we rely heavily on in our planning. Net-net these elements drove a point of growth in this period.

The next driver is acquisitions. As you've heard, our tuck-ins have performed well and have been valuable contributors to our growth as we successfully integrated them into the bigger business and aligned sales efforts. Acquisitions contributed 2 points of recurring fee growth over this period. As you move down the table you can see the recurring fees delivered 5 of the 6 points of total revenue growth.

As we look forward to the next three years through 2017, we see similar dynamics playing out with slight accelerations. This is informed by the momentum we've built over the last year and is consistent with the trends and initiatives described by Bob, Gerry, and Charlie. Again, all numbers here are on a CAGR basis where FY14 is the base year. The modest acceleration in net new business should come from three things -- investment and sales capabilities, investments in our growth products, and clearly the large market opportunity in front of us.

For internal growth we assume a very modest contribution which is just prudent given that we can't control the markets and can only factor in the long running trends we've seen in position growth. As Rich and Vijay said, we anticipate that tuck-in acquisitions will be an important complement to our internal growth development. As such, we anticipate about another two points of recurring revenue growth from new acquisitions. All of this results in a range of 7% to 10% recurring revenue growth. On a total revenue basis, recurring revenue will grow 4 to 6 points and we assume that event driven activity remains flat over the period. All in, under these assumptions, our total revenue growth would grow 5% to 7%.

Let's move on to margins. Tim discussed margins in some detail earlier so let me provide a quick recap and a reminder of our historical performance. We expanded margins from 13.1% to 16.4% or 110 basis points per year from FY11 to FY14. This expansion was a function of several functions -- faster growth from higher margin recurring revenue, the natural operating leverage in both businesses, and productivity gains, including the benefits of rationalizing platforms and disciplined expense management. Keep in mind, much of this is offset by our continued investment in the business.

As we look forward we anticipate continued margin benefits from the faster growth of higher margin recurring fee revenue and also the operating leverage. We don't anticipate achieving the same level of margin expansion from productivity or cost initiatives given the good successes over the last three years and we plan to continue to reinvest in the business. Based on this we expect about 60 basis points per year of margin expansion which will take us to around 18% plus at fiscal year 2017.

This takes us to our earnings growth. Earnings have grown at a 14% CAGR since fiscal year 2011 on 6% revenue growth and robust margin expansion. The earnings growth was also boosted by a few items including a higher tax rate in FY11 and an unusually low tax rate in FY14. As I showed earlier, these results drove most of our top quartile TSR performance. Over the next three years, our anticipated 5% to 7% revenue growth and margin expansion to about 18% plus should deliver 9% to 11% earnings growth where we assume our tax rate will remain at about 35%. All of this is consistent with our track record of double digit earnings growth.

Now, I'll turn to capital. Rich highlighted our capital stewardship priorities in his opening remarks. Let me reemphasize some select points and provide more specificity in places over the next few slides. First off, we are committed to both investing in our business and returning excess cash to our shareholders and we believe we can accomplish both comfortably. As we look at our capital priorities over the next few years we target at least a 45% dividend payout ratio. We also see plenty of opportunity to reinvest in the business, primarily in the form of tuck-in acquisitions. It is hard to predict acquisition spend and timing with any precision but we could see up to $600 million deployed against acquisitions over the next three years.

Next, we plan to increase our targeted levels of share repurchase. We've previously stated that we targeted repurchase amounts at levels to offset dilution and we exceeded that goal with over $375 million in share repurchases over the last three years. Now, we plan to increase the targeted amount over the equity dilution level over the next few years. The exact amount and timing will be in part a function of our acquisition spend. As always we will only report out share repurchase activity after the fact. A key consideration here is using more of our debt capacity while still maintaining a long-term investment grade credit rating. Consistent with this, we plan to get to about a 2 to 1 adjusted debt to EBITDAR ratio in the next few years. This is up from 1.4 to 1 at the end of fiscal year 2014.

In a few moments I'll show you some high level math illustrating these priorities coupled with the use of our debt capacity but first I want to take a brief moment on our free cash flow track record.

The Broadridge business has demonstrated an ability to generate strong free cash flow given its low capital intensity. As a reminder we define free cash flow as operating cash flow less capital expenditures. While free cash flow is inherently lumpy it has grown strongly, enabling us to deliver a healthy dividend which has grown 12% over the last 3 years on a compounded annual growth rate basis. In FY15 the dividend will grow 29% as we increase the target payout ratio to 45%. With that as a backdrop we will move to the capital math.

We start here with beginning cash in FY15 of just under $350 million. Add three years of free cash flow of about $1.1 billion, then we account for dividends at a 45% payout ratio or about $400 million. Next, we set aside another $400 million for regulatory capital, international cash, and general corporate purposes. This will leave us with approximately $600 million for the tuck-in acquisitions and share repurchases we discussed. Now, when we add in our plans to use more of our debt capacity, we would have another $600 million to potentially increase our level of share repurchase activity, acquisitions, or even look at a dividend greater than 45%.

In summary, we are committed to use our debt capacity while maintaining our investment grade rating. We plan to increase share repurchases over time and will calibrate exact levels based in on part on our acquisition spend.

To recap, we have set the following performance objectives on a 3 year CAGR basis from FY14 to FY17, recurring fee growth of 7% to 10%, total revenue growth of 5% to 7%, and earnings growth of 9% to 11% which I should note does not include any additional interest expense from the anticipated increased debt. When you view all this through the TSR lens, we believe this performance couple with our dividend and share repurchase plans should enable us to continue to deliver top quartile TSR performance.

I appreciate your time this morning and will now turn it back to Mr. Rich Daly.

Rich Daly:	Thanks, Jim. Before I go into my closing remarks, I want to highlight the most important thing you just witnessed. And that's our management. When we set out to do the investor day we had a number of meetings and we wanted to provide a clear concise message. But most importantly, what I asked our management to do was to tell our story. Yes, we did a dress rehearsal this last week but every word in their scripts, just like when you hear from me on the earnings call and other events, every word in mine is that individual's view.

And it's that leadership, it's that tenure within the industry, it's that commitment, and I emphasize the word commitment, to engaging associates, to exceeding customer expectations, and yes, to recognize we have a commitment to shareholders and we must deliver on that commitment at each individual level and then collectively overall. So, I really couldn't be prouder than I am at the moment of the journey that got us to where we are because it's this management team that got us to where we are. So, thank you for that.

Let me finish by saying what I believe is the very strong investment thesis for Broadridge. Over these past three years we have dramatically improved the balance of our key businesses and revenue streams while expanding margins. We have diversified our product offerings and gained traction with innovative products. Very importantly, we have achieved greater financial strength and liquidity. All of this has been evident in our results and important to the Broadridge investment thesis. We have built a unique franchise with a ubiquitous presence in the financial services industry.

We have a leadership position in the North American capital markets and are growing our position worldwide. As the leading provider of US beneficial proxy, perspective fulfillment, US and Canadian fixed income and equity processing, we process over 80% of all outstanding shares voted in the US and our technology clears and settles over $5 trillion in North American fixed income and equity trades per day.

Our business model is resilient with a client revenue retention rate of 98% and 90% of our total revenues are recurring in nature. The business is well positioned for sustainable growth. We remain in control of our destiny, our long-term strategy to rely less on the market based activities that are outside of our control and to focus on making continued investments aligned with the addressable $24 billion large market opportunity and powerful industry trends to fuel our growth has been very effective as you've witnessed.

You've heard a lot about the three key macro trends and how each business is aligned with them. First, mutualization. The mutualization of non-differentiating costs and capabilities is at the core of what we do. The regulatory environment continues to evolve and our clients are focused on preserving their return on equity. Broadridge is poised to be the industry's partner of choice to navigate this strategically important challenge.

Next, digitization. Broadridge will continue to lead the digitization of investor communications and will continue to proactively drive digital adoption across an industry that still spent $20 billion annually on paper and postage. The third is data and analytics. We are working diligently towards unlocking the value in data and will continue to invest in data and analytics products across all of our businesses. In fiscal '14 we earned approximately $50 million in recurring fees from data related solutions up from zero since becoming a public Company. We see a big market opportunity in front of Broadridge.

We have demonstrated a strong track record, driving growth through new products and tuck-in acquisitions. Since we became a public Company, as you heard us say, we acquired ten businesses. The acquisitions portfolio IRR is tracking to over 20% and as you heard Vijay and I say, contributed $220 million in recurring fee revenue and $75 million in EBITDA in fiscal '14.

This is the part I love. The business has low capital intensity and generates significant free cash flow, enabling us to use many levers in our capital stewardship approach. Since becoming a public Company, we returned $1.4 billion in cash to stockholders, $900 million in the form of share repurchases and $500 million through cash dividends. We remain committed to an annual dividend with at least a targeted 45% payout ratio.

Additionally, by more effectively using our balance sheet, we can increase our investments and increase the return of capital to our shareholders while importantly maintaining an investment grade credit rating. Our results reflect these strengths. In the past 3 years we've grown recurring fee revenues 8%

and earnings 14% on a CAGR basis. This performance resulted in top quartile TSR of 23% over this period. Further, we have generated top quartile TSR since becoming a public Company.

Our experienced management and highly engaged associates are all focused on delivering strong TSR. Broadridge has been recognized as an employer of choice, as you heard, in New York, Canada, and India, driven by our commitment to service profit chain which intentionally focuses on the alignment between our associates, customers, and, yes, shareholders.

This last slide is a placemat take-away for you today. You can grab that as you leave. If there was one slide that encapsulates all you've heard over the last three hours, this is the one. In conclusion, with strong performing businesses, broad capabilities, and a resilient business model, Broadridge is both unique and ubiquitous and we are better positioned today than ever to continue to set the industry standard. The combination of our core belief in the service profit chain, the strength of our management team, and our highly engaged associates. We believe we will continue to generate top quartile TSR for our stockholders for years to come.

For me, after about three hours it nets down to three things. Most of you in this room know where we started. You know what we've been through. The financial crisis, firms like Lehman disappearing, the Penson restructuring. Yet you know where we are today. You've seen from our management the maturity of Broadridge and how we've evolved to recognize the need to invest and return, invest on behalf of shareholders and return capital to shareholders. So, if you look at where we are now, you look at what you just witness from our management, and you think about where we can go on this journey together, I'm going to end with it really is a great time to be Broadridge.

Thanks for your time here. I'm going to ask the management team to join me up on stage now and we'll go on to Q&A. I'm going to leave this slide up here as well. Dave, you're going to be first. Fire away. I'm going to -- just so I can write some notes down here. So, what I'll do is I'll MC it. Go right ahead. We need to get your mic on.

Unidentified

Audience Member:	(inaudible - microphone inaccessible)

Rich Daly:
What I'm going to do is I'll give you an overview and I'm going to ask -- with a question like this I'm going to ask actually Chris Perry to comment and then each of the business leaders here to comment in terms of their specific pieces.

Dave, one of the things we've talked about over the years is that we've got this growing product activity and one of our goals for today was to kind of shrink that down to something you could find a little more manageable. So, this presentation will be on the website. And what you've seen each business do is net down not everything they're working on but the ones that are easiest to get you brain wrapped around and to hear how it's moving in the marketplace. So, I'm going to start with Chris overall and then go respectively to the business leaders. Chris?

Chris Perry:
Sure. Thank you. Let me hit a couple of points. We looked pretty anally retentively at strategic and core and we do principally to make sure that not one or the other dominates. The strategic deals are quite large and in some organizations people can get fixated on those and if they don't happen then they lose their core smaller deals. We're really focused on making sure that balance in terms of the way in which we push our teams out is focused on quite a lot.

The second thing is I look very closely at something that I call statement change of opportunity which we have lots of PAs here so I have my variation on that which is simply the number of opportunities that are added to the pipeline at the beginning of the month, those that are closed, those that are either reduced or in value are lost. So, it's origination through whatever goes on. I won't talk about anything past Q1 but I was really pleased to see that Q1 had month over month over month increase in that number and we worked very hard to ensure that kind of thing happens, is out there.

Rich Daly:
That's perfect. And I want to add, in recognizing we don't want the one question to cover the half hour of Q&A, I'm going to ask -- I'm going to start with Bob and ask you each to talk about one or two things that you're really excited about within your business. And Tim, I'm going to let you conclude overall, okay?

Bob Schifellite:
Thanks, Rich. In the Investor Communication business for bank, broker-dealers and issuers, most of the sales that we have fall below that threshold that you raised, David. So, they're usually under that $5 million range. Which is good because these are things that we can onboard relatively quickly. What am I excited about? I'm excited about certain things that have been happening in the tax management space. I talked about that before. Great opportunity. Great interest no matter where I go and no matter who I talk to, our clients and we talk about some of the things we're currently doing. Many times the question comes up about tax and what are you doing around tax.

And again, I said it before, but it's worldwide. You and I go to London and go to Paris, they're asking us about tax. So, very excited about that. Our advisor space, as I talked about, our transfer agency space, all of those things are having very good momentum, very good growth rates but they're not going to be multi-multi million dollar deals. They're going to be under that threshold. The one exception is customer communications where we still think there's some very large possibilities in that space for us to potentially win and with our digital strategy, we think we're very well positioned to be successful in that space as well.

Rich Daly:	That's great. Gerry?

Gerard Scavelli:
Yes. I'll answer Dave's question in regarding the size of opportunity and agree with both what Chris said and Bob said in terms of the balance between the smaller deals and larger deals. But a great example of a larger deal being pressed by the economics and the savings that these firms are under would be Fidelity, having them outsource their entire communication facilities to us certainly was pushed by their desire to find the right provider. Of course with super-duper high quality but also to find a better return on things that they don't focus on in terms of assets, beyond them focusing on assets under administration.

Quickly, what I would tell you I'm excited about and hopefully you got that in my part of the presentation was our ability to take the enormous amount of data that we ingest from brokers and mutual funds, 401Ks, transfer agencies, and really make intelligent information back to those users. There's an enormous opportunity once you have plain data. It's only limited by your imagination as to what you can do with that data once you have a clean master data repository which is what we have.

Rich Daly:	Charles?

Charles Marchesani:
Echoing Gerry, it's really a balance. Last year we had a significant growth sales year. We did that without any deals under the threshold you're talking about. So, it really was a demonstration of we'd invested in our product, that we had more products to sell across the geographies. We had a great year globally. I mentioned the items that we did in Australia. So, I'm very excited about the global pieces I talked about earlier. The large opportunity there, we have I would say as we transition into this year, we have some very interesting and large strategic deals in the pipeline. So, I'd say you'll continue to see a balance of us grinding it out with our core sales on the product side. On the upside it's strategic opportunity.

Rich Daly:	Alright. Tim, wrap it up.

Tim Gokey:
Just to echo what everyone else has said, right now we are firing on all cylinders. If you look at the first quarter results there were very strong strategic transactions in those results but also continued growth of our emerging and acquired products. So, very good growth in emerging products last year and we see that as a theme that's going to continue to power our sales growth. So, we think just based on that we feel very good. It is an unusual time because of the mutualization of so much industry change that there are more opportunities for larger transactions as well and as Chris said, we're trying to make sure we keep that in mind.

Rich Daly:
I want to take advantage of one additional piece here. Because I ended with saying you know where we started. Where we started, even though I was never where many of you are, there was this quote cloud over Broadridge around fees. Alright? Now we know how that evolved. The fees have turned out with

Bob's leadership and his team where we have a new fee structure in place, it recognizes the role we play. You heard Bob's quote about the head of the committee of people who pay our bills saying we need Broadridge to continue to invest to continue to apply technology.

Now, let's take it to one additional product beyond that which is our shareholder data services product for issuers. So, you heard Bob talk about 30% of retail vote out there. We all know that say on pay is becoming more intense. We all know that getting your directors reelected is becoming more intense. And there's a value to what we know in the data that we have. We're never going to cross the line of working for an outcome in a meeting but what we're always going to continue to do is work to get more people to participate. And there's a large participation opportunity right now in retail which by increasing that participation aligns with management's objectives because retail votes with their feet. If they own the stock they're to a very high percentage supportive of management.

Now that will further align us with the people who pay our bills. Position us better to sell more services like stock transfer services and other services. So, when you think about where we've evolved, I really hope there's no on in the room right now who's thinking fees going forward are a cloud over Broadridge. The real question is how many new fees can we generate by what we're doing and what you heard today. Next question? Maeve?

Unidentified

Audience Member:
Thanks, Rich. If I could just move over to the capital disclosure, I thought it was quite interesting that with such strong cash generation that you have, you're interested to lever up a little bit more. And can you give us a little bit more sense of maybe the potential timing? I mean you're so low right now. You might not do it now. It's a lot of cash generation. And then I'd guess that you have flexibility to do quite a lot of deals as long as you provide the rating agencies with good road maps to get back to the targeted leverage ratio you could arguably buy a lot more kind of area?

Rich Daly:
Let me address the timing on that and ask Jim to jump in after that. So, when it comes to the timing, I've had a strong belief that we are most focused on long-term investors and long-term investors don't need to know with calendar accuracy when things are going to happen but have confidence that it will happen. We don't want to enable someone to front run a situation, okay? And we're looking for long-term investors. So, we laid out a three year period. I think what we're laying out still gives us flexibility. We have a desire to be a quality capital steward.

We will tell you after we repurchase shares, after we do it. We didn't emphasize the word opportunistic nearly as much as I've done for seven plus years. But I still believe that if we're going to use our shareholders' cash it's got to be -- there has to be a belief that they're going to get a return on that. When you see what we presented today, it's very difficult for me to look at any point in time in the future and not believe it's not going to be a good time to be owning Broadridge because as we continue to generate top quartile TSR and continue to increase the opportunities and likelihood therefore to generate top quartile TSR, it's pretty easy for me to say that almost any period of time is opportunistic. We're not going to give you digital accuracy or digital accuracy on that.

But if you know you're going to do something, my general belief would be getting there sooner is better than getting there later. But we really do need to work through some of the timing logistics but one of the key messages of today was that in the past I said I would not lever up to buy back shares. You should expect us to get to 2 to 1 over a reasonable period of time. And you should expect that to include the repurchase of shares. Jim, what else do I need to cover there?

Jim Young:
You covered it well. I would just add we are TSR focused. So, as we measure it, there's not a rush to get it done tomorrow. We want to do it plan fully. As we said, acquisitions are an element we want to take into consideration. As you highlighted, rates are good and certainly that plays into our thinking. But as I said, as I think about -- we're already six months into our 2.5 year timeframe. So, this isn't going to be, we're not talking about a ten year timeframe. This is things we will start to do and do it plan fully and we'll obviously be communicating along the way.

Rich Daly:	Good.

Chris Donat:
Thanks, Rich. Chris Donat with Sandler O'Neill. I have a question that I think is sort of for Tim and it's not really fair to ask of Chris but I'll set it up that way. I thought Jim laid out a pretty compelling scenario for banks and broker-dealers to mutualize a lot of their cost base and try to get their ROEs back up. I'm wondering what's the other side of that? What are the challenges that you see among clients in basically getting to a closed sale? Is it more challenging to work on a mutualization process that requires multiple heads at the table? Does that create a problem? Or a challenge at least? Or are there other things that banks are more focused on than say mutualizing processes that they've got? A lot of banks, as I understand it, are very focused on bank secrecy, money laundering issues, rather than infrastructure issues. Even though there's a cost issue there, they've got other priorities structurally. Anyways, just curious what's your view on the sales process and if we might be able to see it accelerate or if it's staying here.

Tim Gokey:
I think you pointed out all the right complexities. Any time you're dealing with large organizations, particularly the larger the organization, the more matrices of responsibility there is. And decisions have really evolved from being sort of regional single asset class decisions to global multi-asset class decisions which makes them even more complex. So, I do think we're seeing long sales cycles. As you think about utilities as sort of the tradeoff between a multi -entity- where people get together and try to really do something together versus taking the lead and putting something out there. Obviously in the relationship with Accenture, we took the view that by the time everyone got together and tried to figure out what it was we would all be dead or something. By working with them and putting out a solution that we thought was very feasible, we think we're ahead of the market. As you know, we signed two clients who are hot on the heels of others. We think that approach may play out in some of these other utility areas as well.

Rich Daly:	Chris? Why don't you comment?

Chris Perry:
I'm going to do a little bit of macro and actually come right back to your point. These firms are focused on the cost of compliance. Hugely focused on the cost of compliance. But they've got to fund it somehow. And what they're looking at is what in their business is value added and differentiates them and what isn't. Like I've never seen before. That opens up the door. It is hard to get multiple firms competing with each other to agree on a real mutualization dynamic but what I've seen in the past and mutualization is not new. Proxy is a form of mutualization. Research is a form of mutualization that went on over the years. It's just accelerating. And what I've seen is when you get the first player to jump in and the second player to jump in, it's a follower industry. And I think Tim said it well. We got too hot on the trail of some more that's the way in which we will do it and hopefully the first ones that move to take that risk will do it because of who we are and our proven track record.

Rich Daly:	Great. Next question. George? How are you?

George Mihalos:
Good. George Mihalos, Credit Suisse. Firstly, thanks for putting this together. I thought it was very comprehensive. Maybe to start things off, first question, going back to one of the slides I think during Tim's presentation where you said about 25% of recurring revenue is coming from the fast growth areas and you're looking to take that, I think the 35% three years from now. I assume that includes acquisitions. Just curious, ex-acquisitions, where do you think that would be?

Tim Gokey:	Just to clarify. That is excluding acquisitions.

George Mihalos:	That is excluding acquisitions? The acquisitions would be added -- ?

Tim Gokey:	Based on the organic growth rate of the underlying businesses.

George Mihalos:
Okay. That's great. Second question. Just to kind of go back to the discussion on leverage ratios, maybe, Jim, you could talk a little bit about the derivation coming up with the 2 to 1 debt to EBITDAR ratio, what the thought process was there. Is that just to maintain, is that where you're comfortable being investment grade? Any reason why that can't migrate up over time? Thank you.

Jim Young:
Sure. A couple things. One, just to give perspective first, we have talked about a 2 to 1 before. As we look at it, we're a bigger Company than we were a few years ago. I think more than ever we've got better predictability of our business. Those two factors gives us a lot more comfort and looking out, thinking about what's the right capital structure, including more leverage in the business.

So, specifically the 2 to 1, the magic of 2 to 1, as Rich said, investment grade credit rating is very important to us. It's important to our clients, so therefore it's important to us. And frankly, there's our own test of what we're comfortable with. So, when we look at that and we have a good sense of how the rating agencies calibrate this, so from our best estimates, we look at that as around 2 to 1. I think we've been careful to say around 2 to 1. We don't know with digital accuracy, to use Rich's expression, whether it's 2.0 or where it falls. But I think we've done a pretty good job and again we've got room to get there. So, along the way we're going to have discussions as we get closer whether that's the right number or not.

Rich Daly:
And George, let me expand on that a little bit. So, what 2-to-1 does for us, and going back to where I concluded, so, you know, where we started, you know, where we are. Oh, by the way, the rating agencies know we started, and they know where are. And it's been a pretty good track record.

So, by getting to 2-to-1, you know, the fear of, okay, we're at 2-to-1 and now a really nice transaction, okay, you should be thinking anything beyond the type of things we've already done, all right? But, for example, Matrix was $200 million, okay? $201 million, to be exact.

All right? So, now we're at 2-to-1, and for whatever reason, a Matrix-type transaction appears on the table. We don't want to be in a position where, okay, we're now going to push beyond an investment-grade capability, right? Because, again, the industry, the regulators, and are our clients would be concerned if we weren't investment grade.

Think about the mission-critical nature of what we do, but 2-to-1, I still think gives us the flexibility we want, all right, to continue to return capital and grant-- generate top-quartile TSR, beyond when we're 2-to-1, and gives us the flexibility that if the right transaction comes up, we've got that flexibility, all right, to execute on the transaction, and still keep everybody in the boat for the long term, safe and comfortable.

Unidentified Participant:
A lot of what you talked about today has implicit trust with all of your key customers. How do you incorporate data security, data integrity into keeping that trust, as things move more and more digital, and how does that impact the sales discussion that you're having, Chris?

Rich Daly:	I'm going to comment. I'm going to ask Tim to comment, because as COO, this really rolls up to him, and then I'm going to ask Chris to comment.

So, first of all, maybe it sounds a little odd, but I love the complexity of data security and cyber security. Talk about the ability to differentiate. Okay? This organization is ISO-27001. Okay? If you attend every investor conference of every company in North America, you get to see about 100 companies that are 27001, and maybe that's even global, all right? There are, I believe, nine or 10 in financial services that are 27001.

So, including last night at dinner, with the leader of a top-tier investment firm, I got to point out that he knows that they're not 27001. He knows we're 27001, so, when their data is with us, it's arguably more secure than when their data is with them.

We've taken the same approach to cyber. We benchmark off of the NIST framework, okay? We provide our clients those results, and we've been asked by the CIO of a global investment firm to be the industry standard for SIFMA, on how vendors should be benchmarked on cyber and data security. All right?

So, when you're talking about who do you want to do business with, and somebody in procurement says to any one of us, well, you know, these guys are cheaper, I have said more than once to more than one head of procurement, just for the record, if anything happens to your data or cyber, the CEO will have a bullet in your head before he knows your name, okay?

We play for keeps. We play in space that's for keeps. So, that's a real differentiator.

And so, when I talk about where we are, and now where we can go, that investment that we have in there is real. It's there, and people know it.

So, Tim, why don't you talk a little bit about the intensity of data security and cyber, and, Chris, how it ties into the market.

Tim Gokey:	It is-- you know, it's clearly a key investment area across the industry, and Broadridge is no different. We are-- we've always been investing, but we're stepping up our investments in this area.

As Rich said, we are-- we are 27001. We are subject to-- you know, we get audited by all of our large clients, so we have the benefit of, you know, 30-plus very large clients coming in and going through every aspect of what we do, and I think that gives us a unique perspective in terms of sort of the aggregation of all the things that they think are important around data security.

I'll just go back to-- I can't recall if I said it earlier, but we were with the-- I think Charlie mentioned we were with the CIO of a very top-tier institution. He was talking about reducing the number of relationships from X to Y and how he was looking for trusted partners to be part of that narrower set.

And so, as Rich said, we do think that higher standards benefit us, and, you know, it makes it more complex, but that is what we're in business for. So, with that, I'll turn it to Chris.

Chris Perry:
Yeah, in the go-to-market world, I think the answer is actually quite simple. We are injecting into our front-line team that speech that Rich just gave. We love to use fear, uncertainty, and doubt as an opportunity to take this trusted relationship and use it, and we're proven in that regard.

And we're investing more than some of the companies that we're working up against in this capacity. So, our sales team, who probably were heeled on this when it first come up, we're now moving them to front-foot, so they can actually take it head on.

Unidentified Participant:
When you look at the numbers that you have up there, the one that leaps off the page all the time is the $20 billion in digital, and underlying that-- underlying that is a behavior change in the marketplace that's pretty well ingrained. I think Tim talked a little bit about sort of a multi-dimensional activity, in this area.

Can you talk about what's going on there to kind of deal with that behavior change? Because after you get past the innovators and the early adopters, you got a whole bunch of different, you know, variables in play. And then, what's kind of a good projection for conversion rate over, maybe, a three-year time horizon?

Tim Gokey:
Sure. I'll take this, and I'll let Bob add on to it. You know, the -- and the reason we have sort of a multi-dimensional approach to this is when you're doing sort of stuff under uncertainty you have to put a lot of irons in the fire. You don't exactly know which one is going to pay off.

But our view is, if we're in and around the hoop, and we're sort of close to this, then however it turns out, you know, we'll be-- we'll be sort of in the vicinity.

If you think about the behavioral change, the experience today for e-delivery is a terrible experience. So, anyone that matters has a couple brokerage accounts, a couple bank accounts, some help steps from, you know, wireless things they have, and eight or 10 different accounts.

And e-delivery, you know, the experience that providers are asking you to do, is, you know, they're going to send you an email with a secure link. You're going to go back to their site. You're going to put in your credentials, and you're going to pull down what you want.

So, you're basically asking people to invest a fair bit of their free time in doing your work for you. And so, it's a-- it's just not a good experience.

And so, you know, the transformational opportunity is how can we bring all that together, in a place, still with a branded experience, that makes consumers' lives easier, and brings them some place that they're already going. And the first stage of that are the various cloud suites. There will be other channels and other stages, and we think that, you know, that will lead to behavior change over time.

Now, can I tell you when and how big? I can't. That's why it's not in any of the financial projections we talked about.

You know, I know that, about two weeks after we got an iPad in our household, our media consumption habits changed entirely, and we have not turned on our television since. We used to debate every night about which romantic drama we were-- romantic comedy we were going to watch.

And now we can sit in stony silence and I can watch an action movie while my wife watches something else.

(laughter)

Tim Gokey:
But, you know, when you got to the thing that really meet the needs, the behavior did change very quickly. And so, we don't know where that is, but we're staying around the hoop, and we're doing-- meanwhile, we're doing the singles and doubles and sort of basic things along the way, and then really trying to be there to work with other industry partners to get to where we all know we're going to need to be in the future.

Bob Schifellite:
The thing I'll add is that, you know, we have had real success in E with the proxy business, right? So, if you heard the statistic before, 43% of the distributions were by way of E in fiscal '14, and several years ago, when we rolled that out, I don't think anybody thought that would become a reality, and here's what's really important is that it's not as though they're saying, let's move to E because it's easier to trash it. Those that get E are voting -- these are retail investors -- at a three times-- three times more than those that are getting paper with these notices.

So, I think, you know, there's some interesting characteristics here, and, to Tim's point, we are looking to figure out how we can make this a much better experience, and it's not putting-- like E, putting it in a place that maybe you're not going, or is inundated with too much information, but putting this information in places -- and we've done a lot of surveying, a lot of consumer surveying to understand their reaction to this, and so far what we've seen is, in conversations, that their reaction is very positive to wanting to put really important documents in one place and making it more efficient.

Rich Daly:	Great. Pete?

Pete Heckmann:	Thanks. Pete Heckmann with Avondale Partners.

I wanted to ask a question as regards some of these real transformative deals where there's going to be a mutualization aspect, a BPO aspect. Do you see on those deals where you might partner with a third party? Or do you envision yourself, potentially doubling, tripling, quadrupling your offshore staffing to meet those needs?

And then, as a separate but related question, could you talk about the opportunity with the consolidated audit trail, and how you see that opportunity evolving, and potentially, Broadridge's role in it?

Rich Daly:
Right. So, before I give this to Charlie, the partnering aspects-- you know, so the Accenture example, we're particularly pleased about. We went from having, as you've heard me say in the past, a relatively anemic coverage of the markets outside of North America to, arguably, with the Accenture army, the strongest coverage we have anywhere, because of the way they're approaching it with their partnership, et cetera.

The idea of double, tripling, and quadruple staffing is what I thought I heard you saying there. You know, I may wake up in the middle of the night screaming at the ceiling about that, but I don't anticipate anything driving that level of activity, and on some of these transformative pieces, I think a lot is yet to be defined.

In the same dialogue last night, we were talking about, you know, how a more utility type solution for new things, which they were yearly using our proxy and our processing solutions as the example to point to, all right? You know, how they're going to evolve, but if you look at what we've done in BPO, it wasn't a massive effort relative to the size of Broadridge, although particularly executing it, you know, before and through the financial crisis, was a little less fun than we wanted it to be.

The payoff has really been very, very significant and fairly quick. But, Charlie, why don't you give your views on this, overall.

Charlie Marchesani:
Yeah, in terms of-- on the managed services business, outside North America we're partnered with Accenture. They have global BPO capabilities, so, we're with a best-in-class partner there. They believe that it is a best-in-class technology that we offer. In the combination of those two, you gain both technology and operational scale.

In our North American business, you know, we're not-- we're winning. We're not tripling-- doubling and tripling our staff, because as we put people on to our technology platform, we think we know it best and can scale it best, have the best tools. So, we're gaining scale in terms of-- as (inaudible) people we're doing it with a very scalable, we're not doubling and tripling as we do that. And it's-- again, we can still provide a very cost-effective solution for them in that regard.

You asked about CAT. CAT is very interesting. It's-- for folks who don't know, it's consolidated audit trail. It's a recommendation by the SEC that you collect, basically, every piece of order and execution data, the concept being is it will improve market surveillance. Think about the flash crash and trying to understand what was going on there.

By the way, we did bid-- we are one of the bidders for CAT. We are one of the six finalists there. I think that's a recognition of our industry scale and the connectivity that we have in the industry.

Whether we win that or not, or, by the way, whether it actually goes ahead and is finalized or not, I think, again, under the concept of regulation is good for our business, that will be a significant cost for the broker/dealer community to comply with, and, again, we can mutualize that cost across a number of different players.

So, you know, look, if we win the CAT deal, we win. We win because of the mutualization if we don't happen to win. I still believe we win.

Rich Daly:	Perfect. All right, we're going into over time here, but I'm going to take one or two more questions.

Unidentified Participant:	All right, so, you've spent about $100 million over the last three years on acquisitions. I think two tuck-in acquisitions over that period.

Your goal over the next three is $400 million to $600 million, obviously, a pretty big step up. The environment to buy some of these Fintech firms, as you discussed, was pretty competitive right now.

So, how confident are you in your ability to actually execute on your acquisition target? And do you have to, maybe, stretch a little bit more with what you're willing to pay in order to achieve that?

Rich Daly:
I'm going to start this off before I let Vijay comment, and, by the way, you know, your ability to see Vijay sitting here as we go forward three years from now to another investor day may be tied to the results of the answer to that question.

(laughter)

Unidentified Participant:	Wow.

Unidentified Participant:	Better you than me.

Rich Daly:	So, first of all, you know, if you look over the last five years, we spent closer to $600 million, all right? So, maybe it's a little over five years.

Second of all, you know, I'm going to start by saying we're not lowering our standards. So, I sat down with Vijay and his team, I guess it was over the summer, and I said, okay, so we don't want to be the new definition of insanity. We don't want to be doing the same things over, okay, and expecting a different result.

So, we're not lowering our standards. We have to have a wider net. We need more resource to do that, and we've expanded the resource within Vijay's team, and in the business unit level, as well.

So, now I'm going to ask Vijay to comment on why he's going to remain gainfully employed.

Vijay Mayadas:
First of all, it's a great-- it's a great point and just to sort of give you a little bit of, you know, data, when we looked at, you know, the market in 2010 and 2011, we maybe submitted about six IOIs, and we managed to close on all six of those deals. Over the past two years, you know, that conversion metric has been very different, and so, we definitely recognize a lot more competition in the market.

I will say, though, that there is a sweet spot of deals, which I think is, you know, I would say, between, you know, the $50 million to sort of $100 million mark, where, you know, a company is really sort of struggling getting beyond-- you know, selling into the larger tier-one, tier-two banks, and they're really looking for, you know, a company which has a platform like Broadridge to drive an acceleration of growth.

So, you know, companies, you know, at that sort of level typically view us as a very advantaged buyer, you know, relative to-- relative to private equity. So, we've seen quite a few transactions like that, very niche deals, clear recognition that they need to get on a platform like Broadridge to be able to scale, and a strong recognition by the entrepreneur and the management team that this is a great platform to do that.

And we've had a lot of success retaining, you know, the entrepreneurs, you know, in most of our-- in most of our deals.

Tim Gokey:
And just to add to that, just to be clear, a pretty significant portion of the deals we've done have been proprietary deals. And so, you know, as we build a track record and expand our network of folks that are really out there in the industry talking to entrepreneurs who have existing technologies and are getting to that stage that Vijay talked about, that can be a-- continue to be a very productive source of us.

Rich Daly:
Yeah, I'm going to add one other thing here. We have somewhat of a unique story for entrepreneurs, all right? Look, you know, my story. I sold my business to ADP. During my period of time there, they bought over 100 businesses. One entrepreneur stayed. Okay, so there's clearly a flaw in my DNA somewhere, which, you know, I'll leave it for others to figure out.

So, Access Data, Dan Cwenar still running that business. Matrix -- John Moody, Cindy Dash still running that business, right? And I could go through the acquisitions. Our retention rate is remarkably high.

So, we're being viewed, particularly even when it has, I'll call it, venture money behind it, we're being viewed by the venture money as a place that their entrepreneur would like to go to, which would make the transaction easier for them to get executed.

So, we think that that's helping us. You know, on a couple of transactions we've looked at, we've been given exclusives. And we've been given exclusives because there's been a desire to do a transaction with Broadridge.

Now, retaining those entrepreneurs has been critical to the success of this, from my point of view. I mean, it was true in my transaction when I sold the business. I believe it's true here.

So, when you look at these returns, when we talk about tuck-ins, the question may be, can we get the $400 million to $600 million done, all right? And, you know, what we're going to do, if we don't get the $400 million to $600 million done. We're going to return the capital another way.

But, I'm hoping you're at the point, based on the results we have, that you're rooting for us to get the $400 million to $600 million done, and if we could beat that $600 million, that would be a really good thing, because the returns that we're getting here, the control of destiny that we're getting, the adding to growth, okay, is clearly enhancing our ability to generate returns.

I-- in discussing-- back when we started talking about tuck-ins, with Lee Cooperman, who I knew pretty well from the ADP Board, Lee said, corporations would be better off if they don't buy anything, okay? And because lots of deals, particularly big deals, haven't been great returns, all right?

But the reality is, we're going to get a halo effect on shares we re-buy. Okay, we've proven it. Our average price, by the way, on that $900 million is $23. Okay, so that's been a pretty fair return.

But if we didn't have that $220 million, okay, in revenue and $75 million in EBITDA from the tuck-ins we've done, okay, the return on those shares wouldn't be what it is, because we wouldn't be where we are.

So, we've got this very balanced approach, which we think has worked very, very well, all right? It's not high risk. It's pretty executable. You can't tell anyone, with digital accuracy, yes, this year we'll do $175.32 million in acquisitions, and we're going to buy back this exact amount in repurchases.

But directionally, you've got a pretty good idea where we are. Going back to what I said, you know where we started. You know how we got to where we are. This was a key part of it. We're ramping it up slightly, to make it even better, as we go forward for our long-term stockholders.

Stephanie, we'll end with you.

Stephanie:
The last time you guys had an investor day, you talked about some swing factors that could impact your long-term plan, things like regulation or event-driven. It sounds like regulation is down a bit. Is there anything like that, that could impact your plans through '17?

Rich Daly:	I'm sorry, say that again? Regulation, is there anything like--?

Stephanie:	Regulation, event-driven, the swing factors you talked about at the last investor day. Is there anything that could impact your long-term plans?

Rich Daly:	Well, it's a great question. So, I'm going to answer this. I'm going to ask Tim to comment, as well, as our COO.

So, what you heard today versus three years ago, is a significantly increased level of confidence and control of destiny. You know, Jim talked about the internal growth, was it 0% to 1%, all right? That would have been called headwinds three years ago on investor day.

Is it going to be better than 0% to 1%? I would say, probably. Do we control it? No. Therefore, it's not in the model.

So, we're not anticipating anything on the regulatory front, okay, that will do anything to hurt us. We're anticipating lots of things, when we talk about what the regulatory front is doing to the return on equity, that our clients have, and their need to offset that, okay, to generate more demand for what we do, pure and simple.

Event-driven -- Jim showed you, it's 6% on the revenue, okay? It's actually been a very stable revenue component. We had that freaky thing after the financial crisis where the Boston-based funds, the Boston-incorporated funds, the Massachusetts-incorporated funds, that, enough, all went and reincorporated in Delaware. That was over 50% of the shareholders had to be serviced with a proxy.

That pretty much wiped out the pipeline, combined with the normal desire when economics are tough, to delay the need to go to shareholders. So, we had that epileptic year up, okay, which masked the crisis for Broadridge for one year, and then we had that epileptic year down, okay?

But we've been betting on the same amount of event-driven revenue now pretty consistently. We've put that in at zero, but the good news is -- I don't see anything like a reincorporation effort to give us a great benefit one year, and then a completely, you know, drop the next year. But the great news is, on 6% of revenue, with the control of destiny we have, if one year it's slightly up, and one year it's slightly down, it really shouldn't matter on the path to creating top-quartile TSR, over any multi-year period, and, likely, not in any given year, as well.

So, we feel good about the benefits that regulation gives to focusing on our needs. We feel good about the complexity that the world we live in, particularly data security and cyber security, enables us to differentiate ourselves. And, as we look out going forward, we feel great about that today Broadridge, more than ever before, has more control of our revenue destiny, all right?

And if the markets help that, that's great. But what you saw is we're planning on zero or only 1% of the market benefit, okay, and the rest being taking control of our own destiny.

Tim, why don't you wrap that up?

Tim Gokey:
Sure. I would just echo the-- echo the resiliency piece. We've obviously worked hard to set an outlook that we are confident we can achieve. I do think the market factors could determine if we come in at the high end of that outlook or the low end of that outlook, but as Rich said, they're within a fairly limited range.

I think the other factors that would be sort of above and beyond that, the pace of mutualization, and the pace at which people, you know, do pull the trigger and take actions, I think, could be-- could be a factor, and the other one I would point to is really the pace of some of the transformative options that are not built in to our outlook around digitization and data and if those emerge faster, faster than we have in our outlook, you know, that could be an upside.

Rich Daly:
That's great. You know, Jim and I debated the ranges, so you can imagine who was at the high end and who was at the low end, I think, pretty easily, when we discussed ranges. And, at the same time, we live in a world where you guys have to have manageable ranges.

So, is digital going to add value? Yes. If it happens sooner, and as soon as we'd like it to, this is going to be better. All right?

Doug DeSchutter is going to be at Bob Schifellite's table, I believe, at lunch. You know, Doug we took as an Executive Committee member and gave him digital as a sole responsibility, given the importance of it.

So, as we go out and look at this, the trends are there. The momentum of the trends is there. Okay, we haven't dramatically changed our experience for the last three years. In some ways, we've actually tempered it down slightly. Okay?

Does that mean that our ambition is not greater than ever? Absolutely not. It means that we're playing by your rules. That's the reality.

You know, we live in a world where if you can deliver top quartile, you'll get recognized. If you stretch beyond that, and then you miss, the rules say you get crushed, okay? I said to you earlier, and I'm going to end with this, we take commitment, okay, across everything -- engaging associates, providing them good career paths, having a very ethical organization, okay, that we're all proud to be affiliated with, exceeding customer expectations, and having them in the marketplace openly talk about Broadridge and their leadership in things like digital, cyber, and mutualization, which is happening regularly across tier-one firms at the CIO level, and other C-suite levels.

Okay? And, ultimately, having our stockholders, okay, say, you know what, I look at my position in Broadridge, and I sleep pretty well at night, because they have so many ways to get to where they need to get to, and they are beyond committed to get them there.

So, this is why we presented to you what we presented today. All right? This is why we presented it the way we presented it.

I think it's going to be a great three years.

Okay, this concludes the formal part of the meeting. Obviously, I'm going to look forward to speaking to you at investor luncheons and on the earnings calls, et cetera. Thanks for being here today.

We're now going to break for lunch, okay? And, again, we're setting up tables where if you have a specific question for an individual, okay, we're trying to give you the ability to go to that table, okay, hop from tables, and, again, thanks for your time and participation.

It's a great time to be Broadridge.
(applause)